UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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P. H. GLATFELTER COMPANY

(Name of Registrant as Specified In Its Charter)

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P. H. GLATFELTER COMPANY
96 South George Street, Suite 500
York, Pennsylvania 17401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

April 29, 2009

TO OUR SHAREHOLDERS:

The 2009 Annual Meeting of the Shareholders of P. H. Glatfelter Company (“Annual Meeting”), a Pennsylvania corporation, will be held at the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania, in the Pennsylvania Room, on Wednesday, April 29, 2009, at 10:00 a. m., to consider and act upon the following items:

•	the election of three members of the Board of Directors to serve until our next annual meeting and until their successors are elected and qualified;
•	a proposal to approve an increase in the number of shares of the Company’s common stock that are available to be awarded under the Company’s Amended and Restated Long-Term Incentive Plan and to approve the Amended and Restated Long-Term Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code;
•	a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009; and
•	such other business as may properly come before the Meeting.

Only holders of record of the Company’s common stock at the close of business on March 5, 2009, will be entitled to notice of, and to vote at, the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently plan to attend the Annual Meeting, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope (requiring no postage if mailed in the United States). If you choose, you may still vote in person at the Annual Meeting, even though you had previously submitted a proxy card.

Thomas G. Jackson
Vice President,
General Counsel and
Secretary

March 25, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 29, 2009.

P. H. Glatfelter Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders and the 2008 Annual Report, are available via the Internet at www.glatfelter.com/Files/about_us/investor_relations/2009Proxy.pdf and www.glatfelter.com/Files/about_us/investor_relations/2008Annualreport.pdf.

Page

About the Meeting	1

Ownership of Company Stock

Security Ownership of Certain Beneficial Owners and Management	4

Equity Compensation Plan Information	6

Section 16(a) Beneficial Ownership Reporting Compliance	6

Proposal 1: Election of Directors	7

Proposal 2: Approval of an increase in the number of shares available to be awarded under the Company’s Amended and Restated Long-Term Incentive Plan and to approve the Amended and Restated Long-Term Incentive Plan for purposes of complying with Section 162(m) of the Internal Revenue Code	8

Proposal 3: Ratification of Appointment of Deloitte & Touche LLP	15

Corporate Governance and Board of Directors	16

Non Employee Director Compensation	21

Executive Compensation

Compensation Discussion & Analysis	22

Report of the Compensation Committee	27

Summary Compensation Table	28

Grants of Plan-Based Awards	30

Outstanding Equity Awards at Fiscal Year End	31

Option Exercises and Stock Vested	32

Pension Benefits	33

Nonqualified Deferred Compensation	35

Potential Payments Upon Termination or Change-In-Control	36

Certain Relationships and Related Transactions	41

Report of the Audit Committee	43

Annual Report on Form 10-K	43

Other Business	43

Additional Information	43

Amended and Restated Long-Term Incentive Plan	Appendix A

P. H. GLATFELTER COMPANY

PROXY STATEMENT

The accompanying proxy is being solicited by the Board of Directors (the “Board”) of P. H. Glatfelter Company (the “Company”), 96 South George Street, Suite 500, York, Pennsylvania 17401, in connection with the 2009 Annual Meeting of the Shareholders of the Company (the “Annual Meeting” or “Meeting”) to be held on Wednesday, April 29, 2009 at 10:00 a.m., 334 Carlisle Avenue, York, Pennsylvania, in the Pennsylvania Room. This proxy statement and the accompanying proxy card are being mailed to the Company’s shareholders on or about March 25, 2009.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and act upon the following items:

•	the election of three members of the Board of Directors to serve for one-year terms expiring in 2010;

•	a proposal to approve an increase in the number of shares of the Company’s common stock that are available to be awarded under the Company’s Amended and Restated Long-Term Incentive Plan (the “Plan”) and to approve the Plan for purposes of complying with Section 162(m) of the Internal Revenue Code;

•	a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009; and

•	such other business as may properly come before the Meeting.

Following the Meeting, the Company’s management will report on the Company’s business during the year ended December 31, 2008, and respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only holders of record of the Company’s common stock at the close of business on the record date, March 5, 2009, are entitled to receive notice of, and to vote at, the Meeting. Each holder of the Company’s common stock is entitled to one vote per share of stock owned of record by the shareholder on each item of business presented at the Meeting, except that shareholders have cumulative voting rights with respect to electing Directors. Cumulative voting means that each shareholder is entitled to as many votes in electing Directors as is equal to the number of shares of common stock that is properly multiplied by the number of Directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute them between two or more nominees as he or she sees fit. The persons named in the accompanying proxy card as proxy holders will vote the shares as designated by the shareholder, including any exercise of cumulative voting rights through the distribution of votes among the nominees as indicated on the proxy card. Absent such designation, the proxy holders may use their discretionary authority to vote as they see fit, including to vote cumulatively.

How does a shareholder vote?

If a shareholder completes and properly signs the accompanying proxy card and returns it to the Company, it will be voted as specified by the shareholder. If the shareholder is a holder of record of the Company’s common stock on the record date and attends the Meeting in person, the shareholder may deliver his or her completed proxy card or vote in person at the Meeting. Judges of election appointed by the Company will count the votes.

What constitutes a quorum?

A quorum is necessary to permit a particular matter to be considered and acted upon at the Meeting. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

The Company had 45,474,571 shares of common stock outstanding on the record date.

What vote is required to elect a Director and to approve a proposal assuming there is a quorum?

Election of Directors. The three nominees for Director receiving the highest number of votes cast by shareholders will be elected to serve on the Board. Broker non-votes are not counted for purposes of the election of Directors. Pursuant to the Company’s majority-voting policy, in an uncontested election, if a nominee for Director who is an incumbent Director receives a greater number of votes “withheld” from his or her election than votes “for” such election, and no successor has been elected at such meeting, the Director must promptly tender his or her resignation following certification of the shareholder vote.

Amended and Restated Long-Term Incentive Plan. The approval of an increase in the number of shares of Company’s common stock that are available to be awarded under the Plan and to approve the Plan for purposes of complying with Section 162(m) of the Internal Revenue Code requires the affirmative vote of a majority of the votes cast on this proposal. An abstention or a broker non-vote will not be counted for voting purposes on this proposal.

Ratification of the appointment of Deloitte & Touche LLP. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on this proposal. An abstention or a broker non-vote with respect to the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will not be counted for voting purposes on this proposal.

How does discretionary voting authority apply?

If a shareholder signs and returns the accompanying proxy card, but does not make any selections, the shareholder gives discretionary authority to the persons named as proxy holders on the proxy card. The shareholder’s shares will then be voted as recommended by the Board.

What is the Board’s recommendation?

The Board recommends a vote:

•	FOR the election of its three nominees for Director, George H. Glatfelter II, Ronald J. Naples and Richard L. Smoot;

•	FOR the approval of an increase in the number of shares of the Company’s common stock available to be awarded under the Plan and the approval of the Plan for purposes of complying with Section 162(m) of the Internal Revenue Code; and

•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Can a shareholder change their vote after they return their proxy card?

Yes. Even after a shareholder has submitted its proxy card, they may revoke their proxy and change their vote at any time before the proxy is exercised by filing with the Company’s Secretary either a notice of revocation or a duly executed proxy bearing a later date. A shareholder’s authorization of the proxy holders to vote their proxy will be revoked if they attend the Annual Meeting in person and request to change their vote, vote in person or revoke their proxy. Attendance at the Meeting will not by itself revoke a previously granted proxy.

Who bears the cost of solicitation of proxies?

The Company bears the cost of preparing, printing, assembling and mailing this proxy statement and other Board proxy solicitation materials. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company’s common stock. In addition to the solicitation of proxies by mail, some of the officers, other employees and agents of the Company may solicit proxies personally, by telephone and by other means. Officers and employees of the Company who may solicit proxies personally receive no special compensation for any solicitation activities.

When are shareholder proposals due for inclusion in the proxy statement for the 2010 Annual Meeting of Shareholders?

A proposal that a shareholder would like to present at the 2010 Annual Meeting (a “Proposal”) must be submitted to the Secretary of the Company prior to the preparation of the Company’s 2010 proxy statement. To be included in the proxy statement for the Company’s 2010 Annual Meeting, a shareholder proposal must be submitted in writing to the Secretary of the Company and delivered to, or mailed and received by the Company no later than November 25, 2009. The Company’s By-laws prescribe the procedures shareholders must follow to bring business before shareholder meetings. To bring matters before the 2010 Annual Meeting, under the terms of the Company’s By-laws, and to include a matter in the Company’s proxy statement for that meeting, a notice that includes all of the information required in the Company’s By-laws must be received by the Company within the time limit indicated above.

How can a shareholder nominate Director candidates?

A shareholder may recommend nominees for consideration by the Board’s Nominating and Corporate Governance Committee for nomination for election to the Board. Shareholder recommendations for Director nominees will receive the same consideration by the Board’s Nominating and Corporate Governance Committee that all other nominations receive. Shareholders wishing to recommend a nominee for Director should submit such recommendation in writing, together with any supporting materials the shareholder deems appropriate, to the Secretary of the Company.

A shareholder may nominate a person for election to the Board, provided the recommendation is made in accordance with the procedures described herein and the Company’s By-laws. To nominate a candidate for Director at the 2010 Annual Meeting, the shareholder’s notice of the nomination must be in writing and delivered to, or mailed and received at the Company no later than November 25, 2009.

What must be included in the notice to submit a shareholder proposal or to nominate a director candidate?

The notice must include:

•	if the shareholder is submitting a proposal, a description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting, and any material interest of the shareholder in the business;

•	if the shareholder is submitting a nomination for election to the Board, various matters regarding the nominee, including name, address, occupation, Company shares held, and a representation by the shareholder and nominee that there are no undisclosed voting arrangements;

•	the name and address of the shareholder making the nomination, a description of the shares held by the shareholder, a description of any arrangement or agreement with other shareholders or the nominee with respect to the nomination;

•	a representation that the shareholder will attend the 2010 meeting and submit the proposal or nominate the nominee;

•	a description of any hedging arrangements the shareholder has entered into with respect to the Company’s stock; and

•	a statement of whether the shareholder intends to solicit, or participate in the solicitation of proxies with respect to the proposal or nomination.

This is a general description of the notice required to submit a proposal or nomination for consideration at the 2010 meeting. Shareholders should read the Company’s By-laws for a complete description of the requirements. Copies of the Company’s By-laws may be obtained from the Company’s web site at www.glatfelter.com/about_us/corporate_governance/bylaws.aspx or free of charge from the Secretary of the Company.

The Proposal and notice must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No shareholder proposals were submitted to the Company for presentation at the 2009 Annual Meeting.

OWNERSHIP OF COMPANY STOCK

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth information regarding ownership of the Company’s outstanding common stock as of March 5, 2009 (except as otherwise noted) by: (i) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company; (ii) each Director and named executive officer; and (iii) all Directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (“SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, all shares which a person has the right to acquire beneficial ownership within 60 days are considered beneficially owned by that person.

Name of Beneficial	Shares Beneficially	Total Number of		% of Shares
Owner	Owned (1)	Shares Owned (1)		Outstanding

Dimensional Fund Advisors LP	3,848,838	3,848,838	(2)	8.46%
Third Avenue Management, LLC	3,771,306	3,771,306	(3)	8.29%
Franklin Resources, Inc.	2,399,800	2,399,800	(4)	5.28%
The Vanguard Group, Inc.	2,287,236	2,287,236	(5)	5.03%

					Outstanding
Name of Beneficial		Directly	Indirectly		Options	Total Number of		% of Shares
Owner	Position	Owned	Owned		to Purchase	Shares Owned (1)		Outstanding

Kathleen A. Dahlberg	Director	9,937			7,500	17,437		*
Nicholas DeBenedictis	Director	7,589			2,500	10,089		*
George H. Glatfelter II	Chairman of the Board & CEO	68,397	244,050	(6)	257,634	570,081		1.25%
J. Robert Hall	Director	9,937			7,500	17,437		*
Richard C. Ill	Director	8,117			2,500	10,617		*
John P. Jacunski	Senior V. P. & CFO	10,156	1,256	(7)	31,717	43,129		*
Ronald J. Naples	Director	9,111			9,000	18,111		*
Dante C. Parrini	Executive V. P. & COO	10,094	3,948	(8)	70,021	84,063		*
Martin Rapp	V. P. & GM, Composite
	Fibers Business Unit	0	0		18,197	18,197		*
Richard L. Smoot	Director	11,437			2,500	13,937		*
Lee C. Stewart	Director	9,937			7,500	17,437		*
William T. Yanavitch II	V. P. Human Resources and Administration	0	2,215	(9)	17,594	19,809		*

All Directors and executive officers as a group (16 individuals)		160,419	254,242		476,764	891,425	(10)	1.95%

* Less than 1%

(1)	For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has or shares voting or investment power with respect to such stock. As a result, more than one person may beneficially own the same security and, in some cases, the same shares are listed opposite more than one name in the table. The table includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed.

(2)	Pursuant to a Schedule 13G/A filed on February 9, 2009, consists of shares beneficially owned, as of December 31, 2008, by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP possesses sole voting over 3,802,509 shares and investment authority over all 3,848,838 shares. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. All 3,848,838 shares are owned by four investment companies registered under the Investment Company Act of 1940 to which Dimensional Fund Advisors LP furnishes investment advice and certain other commingled group trusts and separate accounts to which Dimensional Fund Advisors LP serves as investment manager. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(3)	Pursuant to a Schedule 13G filed on February 13, 2009, consists of shares beneficially owned, as of December 31, 2008, by Third Avenue Management LLC. Third Avenue Management LLC is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and has sole voting and dispositive power for all shares beneficially owned. Third Avenue Small Cap Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 1,765,706 of the shares reported by Third Avenue Management LLC. Met Investors Series Trust-Third Avenue Small Cap Portfolio, an

investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 1,887,413 of the shares reported by Third Avenue Management LLC. Touchstone Variable Series Trust-Touchstone Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 118,187 of the shares reported by Third Avenue Management LLC. The address of Third Avenue Management LLC is 622 Third Avenue, 32nd Floor, New York, New York, 10017.

(4)	Pursuant to a Schedule 13G/A filed on February 6, 2009, consists of shares beneficially owned, as of December 31, 2008, by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries (each, an “Investment Management Subsidiary” and, collectively, the “Investment Management Subsidiaries”) of Franklin Resources, Inc. (“FRI”), including Franklin Advisory Services, LLC. Investment management contracts grant to the Investment Management Subsidiaries all investment and/or voting power over the securities owned by such investment management clients. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the principal shareholders may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. FRI, the principal shareholders and each of the Investment Management Subsidiaries disclaim any pecuniary interest in any of the Company’s securities. Franklin Advisory Services, LLC is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Franklin Advisory Services, LLC possesses voting authority for 2,324,000 shares and investment authority over all 2,399,800 shares. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California, 94403.

(5)	Pursuant to a Schedule 13G filed on February 13, 2009, consists of shares beneficially owned, as of December 31, 2008, by The Vanguard Group, Inc. The Vanguard Group, Inc. possesses sole voting power over 62,150 shares and investment authority over all 2,287,236 shares. The Vanguard Group, Inc. is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Vanguard Fidelity Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner, and directs the voting of, 62,150 shares as a result of its serving as investment manager of collective trust accounts. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355.

(6)	Consists of approximately 4,050 shares held by Mr. Glatfelter in the Company’s 401(k) Plan and 240,000 shares held in trust as co-trustee with PNC Bank as to which Mr. Glatfelter disclaims beneficial ownership.

(7)	Consists of approximately 1,256 shares held by Mr. Jacunski through the Company’s 401(k) Plan.

(8)	Consists of approximately 3,948 shares held by Mr. Parrini through the Company’s 401(k) Plan.

(9)	Consists of approximately 2,215 shares held by Mr. Yanavitch through the Company’s 401(k) Plan.

(10)	Consists of outstanding options to purchase 476,764 shares, which were exercisable as of March 5, 2009 or within 60 days from such date, 14,242 shares held by executive officers through the Company’s 401(k) Plan, 157,419 shares held directly and 240,000 shares held in trust pursuant to which George H. Glatfelter II acts as co-trustee with PNC Bank as to which Mr. Glatfelter disclaims beneficial ownership. See Notes 6 through 9.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2008 regarding the Company’s equity compensation plans.

	(a)	(b)	(c)
Number of securities
remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(1)	(2)	(3)

Equity compensation plans approved by security holders	1,743,398	$14.40	380,917
Equity compensation plans not approved by security holders	—	—	—

Total	1,743,398	$14.40	380,917

(1)	Includes 537,700 non-qualified stock options, 486,888 restricted stock units (RSUs) and 718,810 stock-only stock appreciation rights (SOSARs).

(2)	Weighted average exercise price is based on outstanding non-qualified stock options and SOSAR prices only.

(3)	Represents the securities remaining available for issuance under the Amended and Restated Long-Term Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities (“10% Holders”), to file reports of holdings and transactions in the Company’s common stock with the SEC and the New York Stock Exchange (the “NYSE”). Based on the Company’s records and other information, the Company believes that, in 2008, its Directors, executive officers and 10% Holders filed all required reports of holdings and transactions in the Company’s common stock with the SEC and the NYSE. The filing for 10,000 SOSARs granted on June 12, 2008 to Thomas G. Jackson, Vice President, General Counsel and Secretary, was made on July 7, 2008.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the Company’s shareholders will vote to fill three Director positions, each for one-year terms expiring on the date of the Company’s 2010 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The Board proposes that George H. Glatfelter II, Ronald J. Naples and Richard L. Smoot, who are currently serving as Directors of the Company, be re- elected as Directors for terms expiring in 2010. The nominees have consented to serve if elected to the Board.

If a nominee is unable to serve as a Director at the time of the Meeting, an event that the Board does not anticipate, the persons named in the accompanying proxy card will vote for such substitute nominee as may be designated by the Board, unless the Board reduces the number of Directors accordingly.

Board of Directors

The following table sets forth information as to the nominees and the other persons who are to continue as Directors of the Company after the Annual Meeting. George H. Glatfelter II is also an officer of the Company.

Name, Principal Occupation and		Year First
Businesses During Last Five Years		Elected
and Current Directorships	Age	Director

PROPOSAL 1: NOMINEES TO BE ELECTED FOR TERMS EXPIRING IN 2010

George H. Glatfelter II Mr. Glatfelter’s positions with Glatfelter have been Chairman since April 2000; Chief Executive Officer since June 1998; President from June 1998 to February 2001. Mr. Glatfelter also serves as a Director of Met-Pro Corporation.	57	1992

Ronald J. Naples Mr. Naples has been the Chairman of Quaker Chemical Corporation, a public, specialty chemical company serving the metalworking and manufacturing industries worldwide since 1997. Prior to his retirement in October 2008, Mr. Naples also served as Quaker’s Chief Executive Officer, a position he held since 1995. He also serves as a Director of Glenmede Trust Company and is past Chairman of the Federal Reserve Bank of Philadelphia.	63	2000

Richard L. Smoot Mr. Smoot has been retired since September 2002. Mr. Smoot was the Regional Chairman, PNC Bank, National Association, Philadelphia/South Jersey markets from December 2000 to September 2002. Mr. Smoot also serves as a Director of Aqua America Corporation.	68	1994

The Board believes that the election of each of the above nominees is in the best interests of the Company and its shareholders and recommends a vote FOR the proposal.

Directors continuing for terms expiring in 2010

Kathleen A. Dahlberg

Ms. Dahlberg has been the Chief Executive Officer of 2Unify LLC, a communications company, since 2006. Ms. Dahlberg has been the Founder, President and Chief Executive Officer of Open Vision Partners (a private consortium of professionals bringing new technologies and businesses to market) and a business consultant on the application of new technologies for business improvement and process change since September 2001. Ms. Dahlberg was also the Vice President of Worldwide Restaurant Solutions at McDonald’s Corporation from 2002 to 2004. Ms. Dahlberg is also a Director of Theragenics Corporation.
	56	2001

Richard C. Ill Mr. Ill has been the President, Chief Executive Officer and Director of Triumph Group, Inc., a public, international aviation services company since 1993. Mr. Ill is also a Director of Airgas, Inc.	65	2004

Lee C. Stewart Mr. Stewart is a private financial consultant with over 22 years experience as an investment banker. Mr. Stewart is also a Director of AEP Industries, Inc., a Director of Marsulex, Inc. and a Director of ITC Holdings Corp.	60	2002

Directors continuing for terms expiring in 2011

Nicholas DeBenedictis Mr. DeBenedictis has been the Chairman, Chief Executive Officer and Director of Aqua America, Inc. a publicly-traded water company, since May 1993. Mr. DeBenedictis also serves as a Director of Met-Pro Corporation and Exelon Corporation.	63	1995

J. Robert Hall Mr. Hall has been the Chief Executive Officer of Ardale Enterprises LLC, a private company specializing in acquisition related activities in the food industry, since 1998. From September 2007 to November 2007 he also served as Chief Executive Officer of Castro Cheese Company Inc.	56	2002

PROPOSAL 2: APPROVE AN INCREASE IN THE NUMBER OF SHARES THAT ARE AVAILABLE TO BE AWARDED UNDER THE COMPANY’S AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN AND TO APPROVE THE AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH SECTION 162(m) OF THE INTERNAL REVENUE CODE

The Compensation Committee of the Company’s Board approved and recommended to the Board, and the Board adopted and recommends that the shareholders approve, certain changes to the Company’s Amended and Restated Long-Term Incentive Plan (the “Plan”). The Plan amends and restates the Company’s 2005 Long-Term Incentive Plan (the “2005 Plan”).

The Plan is the only equity-based incentive plan used by the Company to provide equity-based awards to employees, non-employee directors and consultants. The Company believes it is important to have access to a broad-based equity incentive and compensation plan in order for it to attract and retain high quality employees, non-employee directors and consultants, and to align the interests of those participants with those of its shareholders.

The Plan reflects amendments to the 2005 Plan that (1) increase the number of shares of common stock available for awards under the Plan by 4,000,000 shares, from 1,500,000 to 5,500,000; (2) revise certain provisions that determine the number of shares the Company is required to count against the maximum number of shares available under the Plan for substitute awards or for shares reacquired by the Company for payment of taxes or the exercise price of equity awards; (3) incorporate in the Plan certain standard separation from service provisions, which had previously been included in the award agreements, into the Plan; and (4) revise various provisions of the Plan to comply with: (i) Section 409A of the Internal Revenue Code (the “Code”), and the rules and regulations promulgated under that Section of the Code; (ii) other changes in the law; and (iii) accounting considerations that have occurred since the 2005 Plan was originally adopted and approved.

The Company is seeking approval by the shareholders (1) of the provisions of the Plan that increase the number of shares available for future awards under the Plan by 4,000,000 shares to 5,500,000 shares, and (2) of the Plan for purposes of Section 162(m) of the Code.

As of March 5, 2009, 383,617 shares remained available for future awards by the Company under the 2005 Plan from the original 1,500,000 shares provided in the 2005 Plan. Because of the limited number of shares available for future awards, and the need for the Company to be able to make equity-based awards to employees, non-employee directors and consultants to align their interests with the interests of shareholders generally, the Company is proposing to increase the number of shares available for awards.

The Company is also seeking shareholder approval of the Plan for purposes of complying with Section 162(m) of the Code. Generally, Section 162(m) of the Code does not provide for publicly held companies like the Company to have a tax deduction for compensation that is paid to the CEO and the four most highly compensated executive officers other than the CEO to the extent such compensation exceeds one million dollars per officer in any year. However, awards made by a publicly traded Company pursuant to a performance-based compensation plan that is approved by its shareholders at least every five years will not be subject to the deduction limit. In order to satisfy this requirement, the Company is submitting the Plan for shareholder approval at this Annual Meeting. The 2005 Plan was last approved by the shareholders at the annual meeting held in 2005, and the Company has decided to seek shareholder approval of the Plan for purposes of Section 162(m) of the Code this year, since the Company has another reason (the increase in the number of shares available for grants and awards) to seek shareholder approval of an amendment of the Plan.

The Plan is set forth in full at Appendix A to this Proxy Statement. A summary of its key provisions is set forth below.

What are the purposes of the Plan?

The purposes of the Plan are to reward eligible participants by awarding appropriate incentives for achieving long-range Company goals, to provide incentive compensation opportunities that are competitive with those of similar companies, further match participants’ financial interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock and thereby enhance the long-term financial interest of the Company and its affiliates through growth in the value of the Company’s equity and enhancement of long-term shareholder return, and facilitate recruitment and retention of outstanding personnel eligible to participate in the Plan.

Who administers the Plan and how is it administered?

The Plan is administered by the Compensation Committee and all acts and authority of the Compensation Committee under the Plan are subject to the provisions of its charter and such other authority as may be delegated to the Compensation Committee by the Board. The Compensation Committee selects participants and, in a manner consistent with the terms of the Plan, has, among other matters, the exclusive power to make awards, to determine when and to whom the awards will be granted, the types of awards and number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions and other provisions of such awards, and, subject to the terms of the Plan and applicable law, to cancel, suspend or amend existing awards. Subject to the terms of the Plan, the Compensation Committee has the authority and discretion to determine the extent to which awards under the Plan will be structured to conform with the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions as necessary to conform to such requirements. If an award under the Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code, and a provision of the Plan would prevent such award from so qualifying, such provision will be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed). Except to the extent prohibited by applicable law, the Compensation Committee may also allocate all or any portion of its responsibilities and powers to any of its members and may delegate all or any portion of its responsibilities to any person(s) selected by it, but it cannot delegate such authority with respect to any participant that is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. The Compensation Committee has the power to revoke any allocation or delegation at any time.

Who is eligible for awards under the Plan?

Persons eligible to be a participant under the Plan include employees, officers, non-employee directors and consultants of the Company or any subsidiary or affiliate of the Company. Eligible participants also include any individual(s) to whom an offer of employment or service has been extended. Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are also eligible to receive awards under the Plan, in substitution for awards granted by that company (“Substitute Awards”).

What is the term of the Plan?

No award will be granted under the Plan after the tenth anniversary of the Plan’s effective date, if this Proposal #2 is approved by the Company’s shareholders. Unless otherwise expressly provided in the Plan or in the applicable award agreement, any award granted prior to the termination date of the Plan may extend beyond such termination date, and the Compensation Committee has the authority to administer the Plan and to amend, alter, adjust, suspend, discontinue or terminate any such award or to waive any conditions or rights under any such award beyond such date.

How many shares have been allocated to the Plan?

The Plan provides for the issuance of an additional 4,000,000 shares, so that the total number of shares authorized for awards under the Plan since it inception is 5,500,000 shares of Company common stock. All of such shares may be issued as incentive stock options. As of March 5, 2009, 383,617 shares are available for future awards under the Plan, which number will increase to 4,383,617 under the Plan if this Proposal #2 is approved by the Company’s shareholders.

Any shares covered by an award that terminates, lapses or is forfeited or cancelled, or an award that is otherwise settled without the delivery of the full number of shares underlying the award, shall, to the extent of any such forfeiture, termination, lapse, cancellation, etc., again be available for issuance under the Plan.

Are there any limitations on the number of shares that may be awarded to any participant under the Plan?

The Plan provides that no participant receiving an award will be granted:

•	options or stock appreciation rights (“SARs”) with respect to more than 400,000 shares during any fiscal year;

•	a performance award (denominated in shares) which could result in such participant being issued more than 250,000 shares during each fiscal year of the Company (which requires the Compensation Committee to assess the number of shares subject to other performance awards with multi-year performance periods); or

•	a performance award (denominated in cash) which could result in such participant receiving more than $1,750,000 during any fiscal year of the Company (which requires the Compensation Committee to assess the dollar value of previously awarded cash-based performance awards with multi-year performance periods).

The foregoing limitations are subject to adjustment as described below, but only to the extent that any such adjustment will not affect the status of any award intended to qualify as performance-based compensation under Section 162(m) of the Code; or any award intended to qualify as an incentive stock option.

How is fair market value determined under the Plan?

Fair market value is the value of a share of Common Stock of the Company determined as follows: (i) if the shares are listed on any established stock exchange, system or market, the fair market value will be the closing price for the shares as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Compensation Committee deems reliable; or (ii) in the absence of an established market for the shares, the fair market value will be determined in good faith by the Compensation Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with the requirements of Section 409A of the Code.

What types of awards are available under the Plan?

Options and SARs. The Compensation Committee is authorized to grant incentive stock options and non-qualified stock options (collectively, “options”) and SARs to participants under the Plan. The terms of any incentive stock option granted under the Plan must comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated under that section of the Code. No incentive stock options will be granted to a participant who is not an employee of the Company or a qualified subsidiary of the Company. Options designated as incentive stock options will not be eligible for treatment under the Code as “incentive stock options” (and will be deemed to be non-qualified stock options) to the extent that either (i) the aggregate fair market value of the shares (determined as of the date of grant) associated with such options that are exercisable for the first time by the participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000, taking options into account in the order in which they were granted or (ii) such options otherwise remain exercisable but are not exercised within three (3) months after termination of employment (or such other period of time provided in Section 422 of the Code). The terms and conditions of each option and SAR granted will be determined by the Compensation Committee and set forth in the applicable award agreement.

Subject to the terms of the Plan and the related award agreement, any option or SAR may be exercised at any time during the period commencing with either the date that option or SAR is granted or the first date permitted under a vesting schedule established by the Compensation Committee and ending with the expiration date of the option or SAR. A participant may exercise his option or SAR for all or part of the number of shares or rights which he is eligible to exercise under terms of the applicable award agreement. The Compensation Committee has the discretion to determine the form(s) and method(s) by which payment of the exercise price will be made by the participant, including, without limitation, by use of cash, shares, other awards, or other property, or any combination thereof.

Unless the applicable award agreement provides otherwise, the Plan provides for certain rules with respect to outstanding option and SAR awards that have been designated as stock-only SARs (“SOSARs”) at the time of separation of service. Separation of service includes: (1) with respect to a participant who is an employee of the Company or an affiliate, the termination of the participant’s employment with the Company and/or all affiliates that also constitutes a “separation from service” within the meaning of the regulations promulgated also under Section 409A of the Code; (2) with respect to a participant who is a consultant of the Company or an affiliate, the expiration of the consultant’s contract or contracts under which services are performed that constitutes a “separation from service” within the meaning of the regulations promulgated under Section 409A of the Code; or (3) with respect to a participant who is a non-employee director of the Company or an affiliate, the date on which such non-employee director ceases to be a member of the Board (or other applicable board of directors) for any reason.

The following sets forth the general rules with respect to the treatment of outstanding option, SOSAR and any cash-based SAR awards at various separation from service events. The Compensation Committee has the authority to revise these general rules on a participant-by-participant basis by including such revised provisions in the award agreement:

•	In the event of separation from service for cause (as determined by the Company), then all outstanding option and SOSAR awards, and any cash-based SAR awards, whether vested or unvested, will immediately terminate and be forfeited.

•	In the event of separation from service due to death or retirement of the participant, or the termination of service of the participant due to disability (whether or not a separation from service), then an amount of unvested options or SOSARs will vest equal to a percentage, the numerator of which equals the number of days that have elapsed as of the date in the applicable vesting period on which death or retirement occurs, or the date on which such disability commenced (such date to be determined by the Compensation Committee in its sole discretion), and the denominator of which equals the total number of days in such applicable vesting period, rounded down to the nearest whole share. Such vested options and SOSARS, together with all other vested and unexercised options and SOSARS may be exercised by the participant, or his or her beneficiaries, for three years following the date of death, disability or retirement, or, if shorter, until the end of the term of a particular option or SOSAR as established in the original award agreement.

•	In all other events of separation from service, the participant will have a period of ninety (90) days following such separation from service (or, if shorter, until the end of the term of a particular option or SOSAR as established in the original award agreement) to exercise any vested and unexercised options and SARs then outstanding; all unvested option and SAR awards will immediately terminate and be forfeited.

Restricted Stock and Restricted Stock Unit Awards. The Compensation Committee may grant restricted stock or restricted stock units to participants under the Plan. The terms and conditions of each such award are established by the Compensation Committee and set forth in an associated award agreement. The Compensation Committee has the discretion to impose restrictions, including limitations on the right to vote shares underlying restricted stock awards or the right to receive any dividends, which restrictions may lapse separately or in combination at such time(s) as the Compensation Committee may deem appropriate.

Unless the award agreement provides otherwise, certain rules apply to service-based restricted stock unit awards (“RSUs”) upon a separation of service. In the event of separation from service for cause (as determined by the Company), all outstanding RSUs will immediately terminate and be forfeited. In the event of separation from service due to death or retirement of the participant, or the termination of service of the participant due to disability (whether or not a separation from service), then an amount of unvested RSUs will vest equal to a percentage, the numerator of which equals the number of days that have elapsed as of the date in the applicable restriction period on which death or retirement occurs, or the date on which such disability commenced (such date to be determined by the Compensation Committee in its sole discretion), and the denominator of which equals the total number of days in such applicable restriction period, rounded down to the nearest whole share. All vested RSUs will be paid in accordance with the payment provisions described below. In all other events of separation from service, to the extent not previously paid, the participant shall be paid any vested RSUs in accordance with the payment provisions described below, and all unvested RSUs shall immediately terminate and be forfeited.

Restricted stock and RSU awards (subject to satisfaction of any purchase price requirement) will be transferred or paid to the participant as soon as practicable following the award date or the termination of the vesting or lapse of restrictions set forth in the Plan or the award agreement, and the satisfaction of any and all other conditions of the award applicable to such restricted stock or RSU award (the “Restriction End Date”), but in no event later than two and one-half (2 1/2) months following the end of the calendar year that includes the later of the award date or the Restriction End Date, as the case may be. In the event a participant terminates service with the Company due to a disability, then the participant’s vested RSUs will be paid to the participant within thirty (30) days of the participant’s qualification for long-term disability under the Company’s long-term disability plan or policy, or the Compensation Committee’s determination of disability, as the case may be. To the extent, however, that the provisions described above or the provisions of any award agreement for RSUs require, distributions of stock under circumstances that would constitute a “deferral of compensation” under Section 409A of the Code, any payment of such vested RSU awards shall conform to the applicable requirements of Section 409A of the Code, including, without limitation, the requirement that a distribution to a participant who is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) which is made on account of the specified employee’s separation from service shall not be made before the date which is six (6) months after the date of separation from service.

Stock Awards and Other Stock-Based Awards. The Compensation Committee is authorized to grant stock awards to participants under the Plan. Stock awards may be granted by the Compensation Committee in addition to, or in tandem with, other awards and may be issued in lieu of any cash compensation or fees for services to the Company as the Compensation Committee, in its discretion, determines or authorizes. Stock awards will be evidenced by an agreement or in such other manner as the Compensation Committee may determine appropriate, including, without limitation, book-entry registration or issuance of stock certificate(s).

Subject to the terms of the Plan, the Compensation Committee may also grant to participants such other awards (including rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of the Company’s common stock as are deemed by the Compensation Committee to be consistent with the purposes of the Plan. The Compensation Committee will determine the terms and conditions of such awards and set forth such terms and conditions in an award agreement.

Performance Awards. The Compensation Committee may grant performance awards to participants under the Plan. The terms and conditions of each such award will be fixed by the Compensation Committee and set forth in the applicable award agreement, including the performance criteria as may be determined by the Compensation Committee.

For awards intended to qualify as performance-based compensation under Section 162(m) of the Code, performance awards will be conditioned upon the achievement of pre-established goals relating to one or more of the following performance measures (subject to such modifications as specified by the Compensation Committee): cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization or some variation thereof or earnings targets that eliminate earnings from non-core sources, such as gains from pension assets and timberland sales); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt, debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; completion of acquisitions; business expansion; product diversification, other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code, the Compensation Committee may, in determining whether pre-established performance goals have been achieved, in its discretion, exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes to such financial statements appearing in the Company’s annual report to shareholders for the applicable year. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee.

For performance awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Code requires that performance goal(s) relating to performance measures set forth above: (1) must be pre-established in writing (within 90 days after the beginning of the performance period) by the Compensation Committee and (2) the achievement of performance goals be certified in writing prior to payment of the award. In addition to establishing minimum performance goal(s) below which no compensation will be payable pursuant to a performance award, the Compensation Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goal(s) have been achieved.

The Compensation Committee may, in its discretion, also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any performance award. The Compensation Committee may also reduce the amount of any performance award if it concludes that such reduction is necessary or appropriate based on: (i) an evaluation of such participant’s performance, (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry, (iii) the Company’s financial results and conditions, or (iv) such other factors or conditions that the Compensation Committee deems relevant; provided that the Compensation Committee will not have the discretion to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

What are the methods a participant can use to pay any purchase or exercise price associated with a vested award?

A participant can pay the applicable purchase or exercise price for shares or other securities delivered pursuant to an award under the Plan, or the tax liability associated with such vesting or exercised award, in one of the following methods or forms: cash, shares, other securities, other awards, or other property, or any combination of the foregoing, as the Compensation Committee may determine. The value of such consideration, if stock of the Company is used, will be based on the fair market value of such shares as of the date of payment.

How can the number of shares available for issuance under the Plan be adjusted?

In the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of stock or other securities of the Company, issuance of warrants or other rights to purchase stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), or otherwise affects the common stock of the Company, then the Compensation Committee will adjust the following in a manner that is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

•	the number and type of shares of stock (or other securities or property) which thereafter may be made the subject of awards, including the individual limits set forth in the Plan as described above; provided, that with respect to such individual limits, an adjustment will not be made unless such adjustment can be made in a manner that satisfies the requirement of Section 162(m) of the Code;

•	the number and type of shares of stock (or other securities or property) subject to outstanding awards;

•	the grant, purchase, or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; provided, that the number of shares subject to any award shall always be a whole number; and

•	other value determinations applicable to outstanding awards.

The Compensation Committee’s adjustment shall be effective and binding for all purposes of the Plan; provided, that no adjustment will be made which will cause an incentive stock option to lose its status as such, and further provided that no such adjustment shall constitute (i) a modification of a stock right within the meaning of the regulations promulgated under Section 409A of the Code so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation within the meaning of the regulations promulgated under Section 409A of the Code, or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Code Section 409A within the meaning of the regulations promulgated under Section 409A of the Code. No adjustment as the result of a change in capitalization will cause the exercise price to be less than the fair market value of such shares (as adjusted to reflect the change in capitalization) on the date of grant, and any adjustment as the result of the substitution of a new stock right or the assumption of an outstanding stock right pursuant to a corporate transaction shall satisfy the conditions described in the applicable regulations promulgated under the regulations promulgated under Section 409A of the Code.

Are the awards transferable?

Except as otherwise determined by the Compensation Committee, no award and no right under any award may be assigned, sold or transferred by a participant other than by will or by the laws of descent and distribution. In making any such determination, the Compensation Committee will not authorize any assignment, sale, or other transfer that would provide a participant or beneficiary with the opportunity to receive consideration from a third party as a result of such transaction. Each award, and each right under an award, will be exercisable during the participant’s lifetime only by the participant or, if permissible by applicable law, such person’s guardian or legal representative. No award, and no right under any such award, may be pledged, alienated, attached or otherwise encumbered by the participant.

How can the Plan be amended, modified or terminated?

The Board may amend, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, suspension, discontinuation or termination will be made without: (i) shareholder approval if such approval is necessary to comply with tax, legal or regulatory (including, for this purpose, the rules of any national securities exchange(s) on which the Company’s stock is then listed) requirements or (ii) the consent of the affected participant, if such action would adversely affect any material rights of such participant under any outstanding award. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Compensation Committee may at any time (without the consent of participants) modify, amend, or terminate any or all of the provisions of the Plan to the extent necessary: (i) to conform the provisions of the Plan with Section 409A of the Code and (ii) to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

The Compensation Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any award, prospectively or retroactively, without the consent of the participant; provided, that no such action will impair any material rights of a participant granted an award under the Plan. The Compensation Committee is also authorized to make adjustments in terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the intended benefits.

What are the federal income tax consequences of awards granted under the Plan?

The following brief description, which is based on existing law, sets forth certain of the federal income tax consequences of the grant of awards under the Plan. This description may differ from the actual tax consequences incurred by any individual recipient of an award. Moreover, existing law is subject to change by new legislation, by new regulations, by administrative pronouncements and by court decisions or by new or clarified interpretations or applications of existing laws, regulations, administrative pronouncements and court decisions. Any such change may affect the federal income tax consequences described below. The following summary of the federal income tax consequences in respect of the Plan is for general information only. Interested parties should consult their own tax advisors as to specific tax consequences, including the application and effect of foreign, state and local laws.

Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will generally realize taxable compensation at that time in the amount of the difference between the option price and the then market value of the shares, and income tax withholding requirements apply upon exercise. A deduction for federal income tax purposes will generally be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in the option shares is equal to the option price paid for such shares plus the amount includable in income upon exercise. At sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending upon how long the shares have been held.

Incentive Stock Options. An optionee is not taxed at the time an incentive stock option is granted. The tax consequences upon exercise and later disposition of the underlying stock generally depend upon whether the optionee was an employee of the Company or a subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of disability) and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the stock option.

If the optionee satisfies both the employment rule and the holding rule for income tax purposes, the optionee will not recognize income upon exercise of the stock option and the Company will not be allowed an income tax deduction at any time. The difference between the option exercise price and the amount realized upon disposition of the shares by the optionee will constitute a long-term capital gain or a long-term capital loss, as the case may be.

If the optionee meets the employment rule but fails to observe the holding rule (a “disqualifying disposition”), the optionee generally recognizes as ordinary income, in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the option exercise price. Any excess of the sales price over the fair market value at the date of exercise will be recognized by the optionee as capital gain (long-term or short-term depending on the length of time the stock was held after the stock option was exercised). If the sale price is less than the fair market value on the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sales price over the option exercise price. In both situations, the tax deduction allowable to the Company is limited to the ordinary income recognized by the optionee. Under current Internal Revenue Service guidelines, the Company is not required to withhold any federal income tax in the event of a disqualifying disposition.

Different consequences may apply for an optionee subject to the alternative minimum tax.

Restricted Stock. Upon the grant of restricted stock, a participant will not recognize taxable income and the Company will not be allowed a tax deduction. Rather, on the date when the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares on that date (less the price paid, if any, for such shares). Alternatively, a participant may file with the IRS a “section 83(b) election” no later than 30 days after the date of grant of restricted stock, as a result of which he will recognize taxable ordinary income at the time of the grant, generally in an amount equal to the fair market value of the shares on the date of grant, less any amount paid for the grant. The amount recognized by the participant is subject to income tax withholding requirements. At the time the participant recognizes income with respect to the restricted stock, the Company is generally entitled to a deduction in an equal amount. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize capital gain (or loss) measured by the difference between the amount realized and the fair market value of the shares on the date the shares were vested/delivered to the participant pursuant to the award.

Performance Awards, Restricted Stock Unit Awards, Stock Awards, and Stock Appreciation Rights. A participant who receives a performance award, restricted stock unit award or stock appreciation right will not be required to recognize any income for federal income tax purposes at the time of the grant of such award, nor is the Company entitled to any deduction at such time. However, if a participant files an 83(b) election with the IRS within 30 days after the grant of a performance share award, he will recognize ordinary income at the time of the grant in an amount equal to the fair market value of the shares on the date of grant.

When any part of a performance award (for which no 83(b) election was made) or award of restricted stock units or SARs is paid (in the case of cash) or becomes vested or delivered (in the case of shares) to the participant, the participant will realize compensation taxable as ordinary income in an amount equal to the cash paid or the fair market value of shares vested or delivered. A participant who receives a stock award will generally recognize ordinary income equal to the fair market value of the shares on the date of grant (less the price paid, if any, for the shares).

Income tax withholding requirements generally apply to amounts that are recognized as ordinary income and the Company will generally be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize either long-term or short-term capital gain (or loss), depending on how long the shares were held, equal to the difference between the amount realized and the fair market value of the shares on the date the shares were vested or delivered to the participant pursuant to the award.

Impact of Section 409A. Section 409A of the Internal Revenue Code applies to deferred compensation, unless the compensation was both deferred and vested prior to January 1, 2005. Generally speaking, “deferred compensation” is compensation earned currently, the payment of which is deferred to a later taxable year, and an amount is “vested” on the date that the participant’s right to receive the amount is no longer conditioned on the participant’s performance of services or upon the occurrence of an event (such as a change in control) or the achievement of performance goals that are substantially related to the purpose of the compensation.

Options, restricted stock, performance awards, restricted stock unit awards, SARs, stock awards and other stock-based awards available under the Plan are designed to be exempt from the requirements of Section 409A or to satisfy its requirements. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, an interest penalty and an additional 20% tax on the amount underlying the award.

Limitations on Company’s Deductions; Consequences of Change of Control. With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally the Company’s CEO and its three other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Compensation is considered to be performance-based if it is paid pursuant to a plan that is approved by shareholders at least once every five years and satisfies certain other requirements.

By approving the Plan, shareholders also will be approving the eligibility of executive officers and others to participate in the Plan, the per-person limitations, and the general business criteria on which performance objectives for performance-based awards under the Plan may be based. The Plan imposes per-person limitations as described above.

If the Company’s shareholders approve the Plan, the Company intends that compensation paid by the Company in connection with disqualifying dispositions of incentive stock option shares, exercises of non-qualified stock options and SARs and the vesting or delivery of performance awards (intended to be treated as qualified performance-based compensation as defined in the Code) granted to participants under the Plan will satisfy the requirements of qualified performance-based compensation and, therefore, entitle the Company to a deduction with respect to such stock options, SARs and performance awards. A number of other requirements must be met in order for particular compensation to qualify as performance-based. There can be no assurance that compensation resulting from awards intended to qualify under Section 162(m) will in fact be fully deductible under all circumstances. Further, with respect to compensation attributable to restricted stock, restricted stock unit awards, stock awards, other stock-based awards and performance awards (not intended to be treated as qualified performance-based compensation as defined in the Code), the deduction that the Company might otherwise receive with respect to such awards to covered employees may be disallowed.

In addition, if a change of control of the Company causes vesting of awards under the Plan to accelerate or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of the Company’s deductions.

The Board believes that the proposal to increase the number of shares available for awards under the Plan, and approval by the shareholders of the Plan for purposes of complying with Section 162(m) of the Internal Revenue Code, is in the best interests of the Company and its shareholders and recommends a vote FOR the proposal.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year 2009, subject to ratification by the Company’s shareholders. Deloitte audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2008.

A Deloitte representative is expected to attend the Annual Meeting, will be given the opportunity to make a statement if he or she chooses to do so, and will be available to respond to appropriate shareholder questions.

What did the Company pay its independent registered public accounting firm in 2008 and 2007?

For the years ended December 31, 2008 and 2007, the aggregate fees billed to the Company by Deloitte were as follows:

	2008	2007

Audit Fees(1)	$1,900,750	$2,031,365
Tax Fees(2)	412,542	247,950

Total Fees	$2,313,292	$2,279,315

(1)	Audit Fees — For professional services performed by Deloitte for the audit of the Company’s annual consolidated financial statements, review of consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, due diligence services and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees — For professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes tax planning, consultations and tax audit assistance.

All services rendered for the Company by Deloitte in 2008 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by the Company’s independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit-related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting.

The Board believes that the ratification of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2009 is in the best interest of the Company and the shareholders and recommends a vote FOR the proposal.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

The Board of Directors and management of the Company are dedicated to effective corporate governance. The Board has adopted Governance Principles to provide a framework for governance of the Company. These Governance Principles are set forth in full on the Company’s website at www.glatfelter.com/about_us/corporate_governance/principles.aspx and available in print upon request directed to the Secretary of the Company at 96 South George Street, Suite 500, York, PA 17401-1434.

What is the composition of the Board?

The Board currently consists of eight members. In the Company’s Governance Principles, the Board has adopted the NYSE standards for determining the independence of Directors, which require that a Director not have a material relationship with the Company.

The Board has determined the following Directors to be independent and not to have any material relationship with the Company: Ms. Dahlberg and Messrs. DeBenedictis, Hall, Ill, Naples, Smoot and Stewart. The Board determined that Mr. Glatfelter has a material relationship with the Company because he is the Chairman and Chief Executive Officer of the Company. Thus, Mr. Glatfelter is deemed not to be an independent Director by NYSE standards and the Company’s Governance Principles.

What committees has the Board established?

The Company’s Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Corporate Governance Committee. The Board appoints the members of all of these standing committees and their Chairpersons at its organizational meeting held following the Company’s Annual Meeting.

The Board has adopted a written charter for each of its standing committees, all of which are posted on the Company’s corporate website at www.glatfelter.com/about_us/corporate_governance/committees.aspx, and available in print upon request directed to the Secretary of the Company at 96 South George Street, Suite 500, York, PA 17401-1434.

Audit Committee. The Audit Committee currently consists of four Directors: Messrs. Hall (Chair), DeBenedictis, Ill and Naples. In the opinion of the Board, all four Audit Committee members meet the Director independence requirements set forth in the listing standards of the NYSE and the applicable rules and regulations of the SEC in effect on the date of this proxy statement. The Board has determined that, based on their experience, Messrs. DeBenedictis, Hall, Ill and Naples are audit committee financial experts, as that term is defined in the applicable SEC regulations, and that all members of the Audit Committee are financially literate within the meaning of the NYSE listing standards. The Audit Committee held 7 meetings during 2008.

In accordance with its Board-approved charter, the purpose of the Audit Committee is to assist the Board in its oversight of (i) the quality and integrity of the accounting, auditing, and financial reporting practices of the Company, (ii) the compliance by the Company, its directors and officers with applicable laws and regulations and its Code of Business Conduct, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee:

•	is directly responsible for the appointment, replacement, if necessary, oversight, and evaluation of the Company’s independent auditors, which report directly to it, which appointment is submitted to the Company’s shareholders for ratification at the Annual Meeting each year;

•	has the sole responsibility for pre-approving all audit and non-audit services provided by the Company’s independent auditors and fees related thereto pursuant to its Pre-Approval policy;

•	reviews and recommends for approval by the Board the Company’s audited consolidated financial statements for inclusion in its annual reports on Form 10-K, and reviews with management the financial information contained in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q, and management’s discussion and analysis of financial conditions and results of operations contained in the periodic reports, and discusses them with management and the independent auditors prior to filing with the SEC;

•	reviews with management and the independent auditors the Company’s earnings press releases prior to release to the public;

•	discusses any significant changes to the Company’s accounting policies;

•	reviews the quality and adequacy of the Company’s accounting systems, disclosure controls and procedures and internal controls over financial reporting;

•	provides guidance and oversight to the internal audit activities of the Company, including reviewing the organization, plans and results of such activities, and providing the internal auditor full access to the Committee (and the Board) to report on any and all appropriate matters;

•	monitors compliance with legal prohibitions on loans to Directors and executive officers of the Company;

•	reviews and assesses the adequacy of the Company’s hiring guidelines for employees or former employees of the independent auditors;

•	provides guidance to and oversight of the compliance program of the Company, including the establishment and maintenance of procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, in addition to other compliance matters; and

•	participates in the annual performance evaluation of the Director of Internal Audit.

The Audit Committee has the authority to retain special legal, accounting, or other experts as it deems necessary to carry out its duties, and the Company makes funds available to the Committee for such retention.

Compensation Committee. The Compensation Committee currently consists of five Directors: Ms. Dahlberg (Chair), and Messrs. DeBenedictis, Naples, Smoot and Stewart. In the opinion of the Board, all five Compensation Committee members meet the Director independence requirements set forth in the NYSE listing standards in effect on the date of this proxy statement. The Compensation Committee held 8 meetings during 2008.

In accordance with its Board-approved charter, the Compensation Committee is responsible for discharging the Board’s duties related to compensation of the Company’s executives and also reviews, recommends for approval by the Board and oversees the Company’s management incentive and equity-based incentive compensation plans, defined benefit and contribution plans, and other welfare benefit plans. In addition to, or in furtherance of, the Compensation Committee’s functions described above, the Compensation Committee:

•	recommends to the Board an executive compensation policy that is designed to support overall business strategies and objectives, attract and retain key executives, link compensation with business objectives and organizational performance, align executives’ interests with those of the Company’s shareholders and provide reasonable and competitive compensation opportunities;

•	reviews and approves periodically a general compensation policy and salary structure for executives and other key employees of the Company and its subsidiaries, which considers business and financial objectives, industry and labor market best practices and such other information as it may deem appropriate;

•	annually reviews and recommends to the independent members of the Board corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the “CEO”), and manages and executes the evaluation process conducted by the independent members of the Board of the CEO in light of these goals and objectives;

•	reviews and recommends to the independent members of the Board the CEO’s compensation, including salary, bonus, and other incentive and equity-based compensation, based on the evaluation of the CEO’s performance;

•	reviews and approves annually, with the CEO’s involvement, the salaries and equity-based grants, as well as discretionary cash awards, for the Company’s non-CEO executives;

•	establishes individual target award levels for incentive compensation payments to the Company’s non-CEO executives, in relation to Board-established financial target(s) or other performance measures for such incentive compensation, recommends to the Board whether such financial target(s) or other performance measures have been achieved, and approves the payment of incentive compensation upon Board determination that such targets or measures have been met;

•	reviews the Compensation Discussion & Analysis and recommends to the Board that the Compensation Discussion & Analysis be included in the proxy statement;

•	reviews and recommends to the Board any modifications of the non-employee Directors’ compensation program; and

•	reviews and recommends for approval by the Board new incentive compensation plans or changes and amendments to existing plans.

The Compensation Committee has the authority to engage independent compensation consultants, legal counsel or advisors, as it may deem appropriate in its sole discretion, and to approve related fees and retention terms of such consultants, counsel, or advisors, and routinely holds executive sessions without management.

The Chair of the Compensation Committee is responsible for leadership of the Committee and sets meeting agendas. The Committee may form subcommittees and delegate authority to them, as it deems appropriate. The meetings of the Compensation Committee are regularly attended by the CEO and the Committee’s independent compensation consultant, but the Committee usually meets in executive session at each meeting.

The CEO gives performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Compensation Committee considers the CEO’s recommendations with the assistance of a compensation consultant and approves the compensation of the executive officers (other than the CEO) based on such deliberations. In the case of the CEO, the Committee develops its own recommendation in executive session without the

CEO, or any other member of management, present and then provides this recommendation to the independent members of the Board for approval in executive session. The CEO, the Vice President of Human Resources & Administration, and the Vice President, General Counsel & Secretary generally attend, and the Senior Vice President & Chief Financial Officer occasionally attends, Compensation Committee meetings but none are present for executive sessions or any discussion of their own compensation.

The Committee has engaged Compensation Strategies, Inc. (“Consultant”), an independent executive compensation consulting firm, to provide advice and assistance to the Committee and to the Company’s management in the area of executive and non-employee Director compensation for the Company. The Consultant reports directly to the Committee but has been authorized by the Committee to work with certain executive officers of the Company as well as other employees in the Company’s human resources, legal, and finance departments. The Consultant conducts regular reviews of total compensation of the Company’s executive group, based on the process described in the Compensation Discussion & Analysis contained elsewhere in this proxy statement, for review by management in determining the appropriate levels of compensation for each executive.

The Consultant also conducts regular reviews of total compensation of the Company’s non-employee Directors and assists the Committee in the development of recommended changes in such compensation for approval by the Board of Directors. The Consultant also provides advice to the Committee and management with respect to other executive and Board compensation issues that might arise throughout the year. During 2008, the scope of the Consultant’s assignments included a pay for performance analysis of the Company’s bonus pay versus that of its peer group, advising on the design of the MIP and long term incentive programs for 2008 and for 2009, as discussed in the CD&A; IRS Section 409A reviews of the Company’s benefit plans; and advising on necessary revisions to the change in control agreements that the Company has with certain of the Company’s officers.

Finance Committee. The Finance Committee currently consists of four Directors: Messrs. Stewart (Chair), Glatfelter, Hall and Ill. The Finance Committee provides advice to the Board on the financial policies of the Company and has oversight over matters of financial significance to the Company. Specifically, pursuant to its Board-approved charter, the Finance Committee is charged with:

•	the review and recommendation for approval by the Board of the Company’s operating and capital budgets;

•	the review of the performance of the Company’s pension funds and approval of the Company’s recommendations regarding investment objectives, strategies and/or managers as warranted;

•	the review of the range of investment vehicles available to participants under the Company’s 401(k) Plan and the availability of Company stock as an investment option under the 401(k) Plan;

•	overseeing development and monitoring execution of the Company’s financial policies, including financial objectives, strategies and plans and the execution thereof, exclusive of accounting and other matters, which are within the oversight responsibilities of the Audit Committee; and

•	convening, at the request of management or the Board, for the purposes of providing insight and guidance on other issues of financial significance, including any long-term financial plans of the Company.

The Finance Committee held 5 meetings during 2008.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of five Directors: Mr. Smoot (Chair), Ms. Dahlberg, and Messrs. DeBenedictis, Hall and Stewart. In the opinion of the Board, all five members of the Nominating and Corporate Governance Committee meet the Director independence requirements as set forth in the NYSE listing standards in effect on the date of this proxy statement. Pursuant to its Board-approved charter, the Nominating and Corporate Governance Committee:

•	provides advice to the Board regarding all corporate governance matters (including the Company’s Code of Business Conduct and the Code of Business Ethics for the CEO and Senior Financial Officers);

•	makes recommendations to the Board regarding the Board’s size and composition and the tenure and retirement age of Directors;

•	reviews the qualifications of candidates for the Board and recommends to the Board the nominees for election to the Board at each annual meeting;

•	considers nominees for the Board recommended by shareholders;

•	makes nominations of Directors and officers of the Company;

•	nominates persons to fill vacancies on the Board occurring between annual meetings;

•	nominates Directors for committee membership and committee chairpersons;

•	reviews and approves related party transactions; and

•	reviews and approves Company contributions to affiliated persons or entities and Company contributions in excess of $25,000, per year to any other person or entity.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members, other Board members, management and shareholders. When evaluating whether to recommend an individual for election or re-election to the Board, the Nominating and Corporate Governance Committee will consider, at a minimum and in accordance with the Company’s Governance Principles, the nominee’s independence, availability of sufficient time to serve on the Board and the knowledge, experience, skills, expertise, wisdom, integrity, business acumen, understanding of the Company’s business environment and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. Shareholders wishing to recommend a nominee for election to the Board should follow the procedures set forth on pages 2-3 of this proxy statement.

The Committee periodically reviews and oversees orientation programs for newly elected Directors and continuing education programs for incumbent Directors. The Committee also reviews shareholder proposals submitted for presentation at the annual meeting and proposed responses from the Board, and makes recommendations to the Board concerning Board procedures. The Nominating and Corporate Governance Committee is charged with developing and recommending corporate governance principles to the Board and reviewing these principles for appropriateness and compliance with SEC and NYSE requirements. The Nominating and Corporate Governance Committee reviews the senior management organization and succession plan.

The Nominating and Corporate Governance Committee has the authority to retain Director search consultants, outside counsel or other experts as it deems necessary to carry out its duties, and the Company makes funds available to the Committee for such retention. No third party Director search firms were engaged in 2008. The Nominating and Corporate Governance Committee held 5 meetings during 2008.

How may shareholders communicate with the Company’s Board or the non-management Directors of the Company?

You may submit any written correspondence to the Board or any individual Director (whether management or non-management) to Mr. Thomas G. Jackson, Vice President, General Counsel and Secretary, P.H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401-1434.

The Company’s Board has approved a process whereby the Secretary of the Company will forward any communications received on behalf of the Board or individual Directors to the Board or the respective Director and the Chair of the Committee responsible for the matter addressed in the communication. All communications that relate to concerns regarding accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee.

Does the Company have a majority-voting policy?

The Company’s Governance Principles include a majority-voting policy for the election of Directors. Pursuant to the majority-voting policy, in an uncontested election, if a nominee for Director who is an incumbent Director receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”), and no successor has been elected at such meeting, the Director must tender his or her resignation following certification of the shareholder vote. In an uncontested election, if a nominee for Director who is not an incumbent Director receives at any meeting for the election of Directors at which a quorum is present a Majority Withheld Vote (but does receive the requisite plurality vote), the nominee will be deemed to have been elected to the Board and to have immediately resigned. To be eligible to stand for election, each person who agrees to be nominated must also agree, in writing, to be bound by this provision.

In the event of a Majority Withheld Vote, the Nominating and Corporate Governance Committee will consider the tendered resignation and make a recommendation to the Board as to whether or not to accept it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. In making their determinations, the Nominating and Corporate Governance Committee and the Board may consider any factors or other information that they consider appropriate or relevant. Thereafter, the Board will promptly disclose its decision whether or not to accept the Director’s resignation (and the reasons for rejecting the resignation, if applicable) in a press release or filing with the SEC. Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee’s recommendation or Board action regarding whether or not to accept the resignation. However, if each member of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same meeting, then the remaining independent Directors who did not receive a Majority Withheld Vote shall consider the resignations and determine whether or not to accept them. If the Directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignations, provided, however, that each Director’s resignation will be acted upon separately and no Director may participate in the Board action regarding whether or not to accept his or her resignation. A Director whose resignation is not accepted by the Board shall continue to serve until the next annual meeting at which he or she is up for election and until his or her successor is duly elected, or until his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board, or if a nominee for Director who is not an incumbent Director is deemed to have been elected and to have immediately resigned, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Company’s By-laws or may amend the

Company’s By-laws to decrease the size of the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether or not it should fill the vacancy or amend the Company’s By-laws to reduce the size of Board.

What is the Company’s policy regarding Director attendance at the Annual Meeting?

While the Company does not have a formal policy regarding Director attendance at the Annual Meeting of Shareholders, the Company’s Directors, including persons nominated for election at the Annual Meeting, generally attend the Annual Meeting.

How often did the Board meet during 2008?

The Board held 7 meetings during 2008.  The standing committees established by the Board held a total of 25 meetings in 2008. Each of the incumbent Directors attended at least 91% of the aggregate of the meetings of the Board and Board committees on which he or she served in 2008. Non-management Directors meet in regularly scheduled executive sessions (without management), at which the Chair of the Nominating and Corporate Governance Committee presides.

Where can additional Corporate Governance and related information be obtained?

The Company’s corporate website (www.glatfelter.com) includes a Corporate Governance page consisting of, among others, the Company’s Governance Principles and Code of Business Conduct, a listing of the Company’s Board of Directors and Executive Officers, Nominating, Audit and Compensation Committees of the Board of Directors and their respective Charters, Code of Business Ethics for the CEO and Senior Financial Officers of Glatfelter, the Company’s “whistle-blower” policy and other related material. The Company intends to satisfy the disclosure requirement for any future amendments to, or waivers from, its Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers by posting such information on its website. The Company will provide a copy of its Code of Business Conduct or Code of Business Ethics for the CEO and Senior Financial Officers, without charge, to any person who requests one, by calling (717) 225-2724.

How were Directors compensated?

Base Compensation. Non-employee Directors received an annual retainer fee of $35,000, two thirds of which consisted of shares of the Company’s common stock with an equivalent market value on the grant date, with the balance paid in cash. In addition to the annual retainer, non-employee Directors were paid in cash $2,000 for attendance at the annual Board retreat and $1,500 for each Board or committee meeting that they attended. Non-employee Directors serving as committee chairpersons of the Audit or Compensation Committees were paid an additional $10,000 (in cash) annually for their service and the Chairperson of the Finance and Nominating and Corporate Governance Committees each received an additional $5,000 in cash. In addition, each non-employee Director received an annual restricted stock unit award valued at $30,000, on the grant date. Such awards will vest over a three-year period. All accrued, but unpaid, Director cash compensation payments are made on each May 1st and November 1st. RSUs granted to directors in 2009 and thereafter will immediately vest upon a change in control. The RSUs granted to the directors prior to 2009 do not vest upon a change in control.

Deferred Compensation. Pursuant to the Company’s Deferred Compensation Plan for Directors (the Deferred Compensation Plan), every year each Director may elect to defer 50%, 75% or 100% of his or her annual retainer paid to such Director for serving on the Board, but not including any fees paid to a Director for attending meetings of the Board or any committee of the Board or for serving as a chairperson of a committee of the Board. No such elections were made with respect to fees earned in 2008.

Benefits. Each non-employee Director is covered by the Company’s Director’s and officers’ liability insurance, as well as the Company’s travel accident insurance.

Share Ownership Guidelines. The Company has established share ownership guidelines for its non-employee Directors in order to further enhance alignment with shareholders. The share ownership guidelines require that Directors own 7,200 shares of the Company’s common stock. Shares owned directly by the Director, unvested restricted stock and RSUs, and stock units held in the Deferred Compensation Plan are counted toward satisfying the share ownership guideline for Directors. As of December 31, 2008, all of the non-employee Directors were in compliance with the share ownership guideline.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table sets forth non-employee director compensation earned during the year ended December 31, 2008.

	Fees Earned
	or Paid			All Other
	in Cash	Stock Awards	Option Awards	Compensation	Total
Name	(1)	(2)	(3)	(4)	($)

Kathleen A. Dahlberg	$50,669	$53,327	$—	$1,684	$105,680
Nicholas DeBenedictis	52,669	53,327	—	1,684	107,680
J. Robert Hall	58,169	53,327	—	1,684	113,180
Richard C. Ill	40,669	53,327	—	1,684	95,680
Ronald J. Naples	42,169	53,327	—	1,684	97,180
Richard L. Smoot	47,169	53,327	—	1,684	102,180
Lee C. Stewart	53,169	53,327	—	1,684	108,180

(1)	The amounts include the portion of annual retainer fees earned and paid, or to be paid, in cash as well as meeting fees and chairmanship fees earned and paid, or to be paid, in cash.

(2)	The amounts listed above reflect the dollar value recognized, in accordance with FAS 123R, for financial statement reporting purposes during 2008 for all existing awards of restricted stock units. Assumptions used in the calculation of these amounts are included in footnote 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. In 2008, each non-employee Director received 1,986 shares of the Company’s common stock, which was issued to pay 2/3 of the annual retainer and had a grant date fair value of $23,333, and 2,070 restricted stock units (“RSUs”) with a grant date fair value of $29,994. At December 31, 2008, each non-employee director held 5,044 outstanding RSUs

(3)	At December 31, 2008, the aggregate number of outstanding stock options held by each non-employee Director was: Ms. Dahlberg — 7,500; Mr. DeBenedictis — 2,500; Mr. Hall — 7,500; Mr. Ill — 2,500; Mr. Naples — 9,000; Mr. Smoot — 2,500 and Mr. Stewart — 7,500.

(4)	Represents dividend equivalents paid to the non-employee Directors in 2008. The Directors earn dividend equivalents on their outstanding RSUs.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Overview of Compensation Program Objectives and Design

The Company’s compensation program for the Named Executive Officers (“NEOs”) is designed to attract, retain, and motivate highly qualified executives. In order to accomplish these objectives, the program consists of several forms of compensation, including base salary, annual incentives, long-term incentives, limited perquisites, and benefits. The Company believes that structuring total compensation opportunities that target the 50th percentile of market levels is competitive for the Company’s industry and will allow it to achieve the objectives of its compensation program. A significant portion of each NEO’s compensation opportunity consists of annual and long-term variable compensation that is contingent on the achievement of specific Company financial goals, reflects individual performance, and is designed to align the NEOs’ interests with those of the Company’s shareholders. Variable compensation opportunity differs among the NEOs and generally increases commensurate with the level of responsibility within the Company. In addition, the mix of annual and long-term incentive compensation varies among the NEOs in that the relative weighting of long-term incentive compensation is greater for greater levels of responsibility. The Company’s annual compensation is cash-based, while long-term compensation is intended to consist of both cash and equity-based awards. The Company does not have specific allocation goals between cash and equity-based compensation or between annual and long-term incentive compensation; instead, the Company relies on the process described below in its determination of compensation levels for each NEO.

In order to determine competitive market levels at the targeted 50th percentile, the Compensation Committee reviews total compensation for similarly situated executives of a group of peer companies with reference to certain broader-based market data. The market analysis is compiled by Compensation Strategies, Inc., the Committee’s independent compensation consultant (the “Consultant”). This market analysis is performed annually with respect to the CEO and CFO positions and every other year with respect to other executives. However, if market compensation levels with respect to the CEO or CFO are found to have changed substantially in the off-years, a full review of all positions is conducted. For 2008, the review included the CEO and CFO compensation as well as all other executive officers. Consistent with standard practices, statistical analysis is used to adjust all market compensation data to reflect the current annual revenues of the Company given the variation in size of the companies from which compensation data is collected. Each element of compensation as well as total compensation are quantified and reviewed to determine the Company’s competitiveness compared to the market. In determining appropriate individual compensation levels for the NEOs, the Committee considers this competitive market compensation data, including information ranging from the 25th to the 75th percentiles, and the individual’s tenure, experience, and particular set of skills as well as individual and Company performance. Compensation levels for all NEOs, except the CEO, are approved by the Committee based on the recommendation of the CEO. In the case of the CEO, the Committee develops its own recommendation in executive session without the CEO, or any other member of management present, and then provides this recommendation to the independent members of the Board for approval in executive session. All subsequent references herein to actions by the Compensation Committee assume without further reference that the independent members of the Board act with respect to CEO compensation in accordance with the recommendation of the Committee. In addition, each year the Committee, with the support of the Committee’s compensation consultant, retroactively reviews the relative performance of the Company and associated short-term incentive payouts to the NEOs against corresponding financial performance measures and incentive payouts of the Company’s peer group companies.

The group of peer companies used in the review of total compensation levels consists of publicly traded companies with annual revenues ranging from approximately $250 million to $6.9 billion that compete against the Company’s products, are from the broader paper and packaging industries, or compete for the same executive talent, including other companies headquartered in south central Pennsylvania. The group was recommended by the Consultant and approved by the Committee. The Committee reviews the make-up of the group on an annual basis with the assistance of the Consultant. Since the Company competes for executive talent with a broad range of companies and industries, the companies with which it competes for talent are not necessarily the same companies included in the peer group that is included in the Company’s performance graph in the Company’s Annual Report to shareholders. Each company included in the group for 2008, and whether that Company also appears in the performance graph included in the Company’s Annual Report on Form 10-K, is shown below:

Performance
Graph
Compensation Peer Group	Peer Group

AVERY DENNISON	No
ABITIBIBOWATER, INC.	Yes
BUCKEYE TECHNOLOGIES, INC.	No
CALGON CARBON CORP	No
CARAUSTAR INDUSTRIES, INC.	No
CHESAPEAKE CORP.	No
CSS INDUSTRIES, INC.	No
CULP, INC.	No
DENTSPLY INTERNATIONAL, INC.	No
DIXIE GROUP, INC.	No
GREIF, INC.	No
HARSCO CORP.	No
LYDALL, INC.	No
MEADWESTVACO CORP	No
NASHUA CORP.	No
PACKAGING CORP. OF AMERICA	No
POTLACH CORP	No
RAYONIER, INC.	No
ROCK-TENN CO.	No
SCHWEITZER-MAUDUIT INTERNATIONAL, INC.	Yes
SONOCO PRODUCTS CO.	No
TREX COMPANY, INC.	No
WAUSAU PAPER CORP	Yes

Base Salary

The Committee’s policy is to set salaries for the NEOs at levels that are sufficient to attract and retain high-caliber individuals, based on the relative value of each position as measured against the market, as discussed above. In addition to reference to comparable market data, the Committee’s review of base salaries includes an assessment of each NEO’s tenure, experience, and skill set as well as individual and Company performance and competitive and internal equitable considerations. Base salaries are reviewed and approved annually by the Committee, typically in the first quarter of the calendar year.

During 2008, base salary increases for the Company’s NEOs ranging from 4.5% to 20.0% were approved by the Committee and became effective as of February 1, 2008. Such adjustments were based on the Committee’s assessment of each NEOs performance, the achievement of business objectives, a market compensation analysis conducted by the Consultant, and, in one case, included a planned salary adjustment for a NEO who was significantly below the 50th percentile due to a recent promotion. As a group, the NEOs’ adjusted base salaries were slightly below the 50th percentile of the market for 2008.

At its February 18, 2009 meeting, due to the current economic climate and the uncertainty of its impact on the Company, the Committee decided to defer making a decision on adjusting the 2009 base salaries for the NEOs until later in 2009.

Annual Incentives

The Committee currently provides an annual incentive opportunity to the NEOs under the Company’s Management Incentive Plan (“MIP”). The potential compensation which NEOs and other executives are eligible to earn under the MIP, by design, comprises a significant portion of the NEO’s total compensation. The objective of the MIP is to incent the NEOs, as well as other eligible executives and key employees, to improve the performance of the Company through annual cash incentive bonuses. The MIP is designed to ensure that incentive bonus awards represent at-risk compensation for NEOs and other eligible employees, to reward them on corporate, and in some cases, business unit performance, and to provide an incentive bonus award that is competitive with the market for each position. The Committee targets annual incentive bonus opportunities under the MIP at the 50th percentile of the market for each NEO, based on an assessment of each NEO’s tenure, experience and skill set, and competitive and internal equitable considerations. Incentive bonus opportunities are set annually and potentially represent a significant portion of total compensation.

For 2008, the Committee established Operating Net Income (“ONI”) (which consists of net income determined in accordance with United States’ generally accepted accounting principles adjusted to exclude after-tax pension income and gains from the sale of timberlands) as the single performance metric for the MIP, except for the Vice Presidents of the Company’s two business units, including Mr. Rapp, for whom the Committee established a slightly modified MIP design.

For the leaders of the Company’s two business units, including Mr. Rapp, the Committee adopted a MIP design which incorporated two metrics, ONI and Business Unit Operating Profit (defined as earnings from operations before interest and taxes) weighted 60% ONI and 40% Business Unit operating profit.

In keeping with its practice, the Committee also established minimum, target and maximum levels for the MIP performance metrics under each MIP design which correspond to MIP payments equal to 50%, 100% and 200% respectively of the targeted MIP payout levels of the NEOs and other eligible executives.

The following table summarizes the MIP performance measures used to determine bonuses earned with respect to 2008:

	Percent of targeted bonus
	50%	100%	200%

Performance metric (millions)
Operating Net Income	$23.8	$33.6	$47.0
Composite Fibers Operating Profit	22.3	27.9	39.1

In 2008, the Company’s ONI totaled $36.5 million, which translated to 121.6% of the targeted level of ONI and a

121.6% payout factor for those NEO’s whose MIP bonus incentive was based solely on ONI. Operating profit for the Company’s Composite Fibers Business Unit totaled $25.0 million in 2008 which translated to 73.7% of the targeted level of Composite Fibers Operating Profit. Therefore, in accordance with the MIP design applicable to leaders of the Company’s two business units discussed above, Mr. Rapp’s payout factor for 2008 was a weighted combination of the 12.1.6% of targeted ONI, weighted at 60% and the 73.7% of targeted operating profit for the Composite Fibers Business Unit, weighted at 40%,- which resulted in a payout factor for Mr. Rapp of 102.4% of his targeted MIP bonus level.

The amount ultimately received by the participants is dependent on the extent of achievement of the MIP performance measures. By design, no payments may be made under the MIP if a pre-established minimum threshold level of performance is not achieved for each MIP performance metric. The target level of ONI (the level at which target bonuses would be paid) for 2008 was based on the Company’s budgeted 2008 ONI which, as part of the Company’s Operating Budget, was approved by the Board. The Committee believes the Company’s budgeted ONI, and hence, the ONI MIP target level was set at a sufficient level to challenge the NEOs and meet the objectives of the MIP. The following table summarizes target bonus opportunities for 2008 as a percent of base salaries:

	Range (Percent of
In millions	Base Salary)

Minimum (50% of performance target)	22.5	To	40.0
Target (100% of performance target)	45.0	To	80.0
Maximum (200% of performance target)	90.0	To	160.0

The ranges set forth above are based on advice received from the Consultant regarding market practices. All payments to the NEOs under the MIP are based entirely on ONI performance of the Company or, where applicable, the combination of ONI and business unit operating profit; no portion of the MIP payment is based on individual performance of each NEO. However, the Committee has the authority to reduce payments under the MIP based on the Committee’s assessment of individual performance during the year, with the approval of the independent members of the Board of Directors in the case of the CEO. No such reductions were made for 2008.

The NEOs’ target bonuses, as a percentage of base salary, were approximately equivalent to the 50th percentile of the market; however, given the below-market base salaries described above, target bonus opportunities, as a dollar amount, were also slightly below the 50th percentile of the market.

For 2009, due to the uncertainty arising out of the current global economic recession, the Committee concluded that it was critical that the NEO’s and other Company executives focus their attention and efforts on maximizing the Company’s cash flows while preserving the strength of its balance sheet and, to that end, have adopted a MIP design which incorporates dual metrics: ONI and Leverage Ratio for all NEOs under the MIP including the leaders of the Company’s two business units. Leverage Ratio is defined as net debt divided by earnings, before interest, taxes, depreciation, amortization and net pension income/expense (“EBITDAP”). In 2009, these metrics will be weighted 40% ONI and 60% Leverage Ratio. As in past years, the target performance level of ONI has been set at the Company’s budgeted 2009 ONI. Likewise, the target performance level of Leverage Ratio has been set at a level which corresponds to the budgeted levels of net debt (defined as total debt less collateralized borrowings less cash) and EBITDAP and which is well within the leverage ratio provided under the Company’s covenants under its revolving credit agreement. In addition, no payments under the MIP will be earned unless a minimum ONI is met. Further, the aggregate payout under the 2009 MIP, on an after-tax basis will be capped at 8.6% of 2009 ONI which is consistent with the average percentage payout of MIP over the most recent five year period. Target bonus percentages for the NEOs remain unchanged from 2008. Subject to the cap described above, payment amounts for achievement of the threshold performance levels will remain unchanged at 50% of the target opportunities, and achievement of the maximum performance level would result in payments equal to 200% of the target opportunities.

Long-Term Incentives

The Company’s approved long-term incentive program with respect to the NEOs and other executives includes restricted stock units (RSUs), stock-only stock appreciation rights (SOSARs), and a cash-based long-term incentive plan (cash LTIP). The program is designed to retain the NEOs and other executives and to focus their attention on the long-term performance of the business.

In 2008, the long-term incentive program was designed so that RSUs represented approximately 20% of the incentive compensation opportunity under the program and SOSARs and cash LTIP each represented approximately 40% of the incentive compensation opportunity for each NEO and other eligible executives. RSUs are intended to create strong incentives for the NEOs and other executives to maximize shareholder value and, at the same time, provide an incentive to remain through the full vesting date of the awards. Each recipient of RSUs receives cash payments equal to the dividends paid on an equivalent number of shares of Company common stock. The number of RSUs granted on March 5, 2008, ranged from 2,090 to 9,100 for the NEOs, depending on the position of the NEO and recommendations received from the Committee’s compensation consultant regarding competitive market practices for each position. The RSUs vest ratably, with one-third of the units vesting on the third, fourth, and fifth anniversaries of grant, with all shares being delivered at the time of final vesting.

SOSARs provide a direct linkage to shareholders through awards the value of which is entirely dependent on appreciation in the Company’s stock price from the date the awards are granted. The SOSARs granted on March 5, 2008, ranged from 14,880 to 64,500 for the NEOs, depending on the position of the NEO and recommendations received from the Committee’s compensation consultant regarding competitive market practices for each position. The SOSARs granted on March 5, 2008 had an exercise price equal to the Company’s closing common stock price on the date of grant, or $13.44, have a ten-year expiration term, and vest ratably, with one-third of the SOSARs vesting on the first, second, and third anniversaries of the date of grant. This vesting schedule ensures that recipients remain employed with the Company for an appropriate length of time prior to being able to exercise the SOSARs. Upon exercise of a vested SOSAR, the recipient will receive shares of Company common stock with a value equal to the appreciation of the Company’s common stock from the date of grant. The re-pricing of SOSARs is not permitted under the Plan.

The cash LTIP is intended to provide performance-based cash awards to participants if the Company achieves preset financial targets by the end of a specified multi-year period and also to reduce the annual share usage and dilution under the Plan. The 2008 cash LTIP will provide cash payments following the close of a three-year period ending with fiscal year 2010 if certain pre-set Operating Net Income and Return on Capital Employed goals are reached. The Operating Net Income portion of the cash LTIP represents 40% of the total award, while the remaining 60% is dependent on Return on Capital Employed performance. The target performance goals are consistent with the Company’s long-term strategic objectives and, in the Committee’s opinion, represent reasonably aggressive performance levels. Target opportunities for the NEOs range from $73,700 to $319,000. Payment amounts for achievement of the threshold performance levels would equal 50% of the target opportunities, and achievement of the maximum performance levels would result in payments equal to 150% of the target opportunities. The Company’s performance against the established targets are measured over a three year period, not on an annual basis. Therefore, the Committee will not be in a position to measure the Company’s performance against these targets until the end of the Company’s 2010 fiscal year.

The Company believed this combination of long-term incentive vehicles and their weightings provided the appropriate balance of performance-based and retention-based grants as well as stock-based and cash-based grants for 2008.

For 2009, the Committee has designed the long-term incentive program to include RSUs and SOSARS only, with RSUs representing 20% and SOSARs representing 80%, of each NEO’s total long-term incentive. Due to the uncertainty arising out of the current global economic recession, the Committee elected to suspend the cash LTIP for 2009. RSUs are intended to create strong incentives for the NEOs and other executives to maximize shareholder value and, at the same time, provide an incentive to remain with the Company through the full vesting date of the awards. NEOs and other executives who have been awarded RSUs receive cash payments equal to the dividends paid on an equivalent number of shares of Company common stock. The RSUs, when granted, will vest ratably, with one-third of the units vesting on the third, fourth, and fifth anniversaries of grant, with all shares being delivered at the time of final vesting.

The SOSARs, when granted, will have an exercise price equal to the Company’s closing common stock price on the date of grant, a ten-year expiration term and vest ratably over three years, with one-third of the SOSARs vesting on the first, second, and third anniversaries of the date of grant.

It has been the Company’s practice to approve grants under the long-term incentive program to the NEOs and other key executives of the Company at the Committee and Board meetings that occur in March of each year. However, since there is currently an insufficient number of shares available for issuance to the NEOs and other key executives, the Committee has deferred approving any grants to the NEOs and other key executives pending approval of the increase in the number of shares of common stock available for awards under the Plan as set forth in Proposal #2, described in this proxy statement.

Executive Share Ownership Guidelines

The Company has established share ownership guidelines for its NEOs and certain other executives of the Company in order to further enhance alignment with shareholders. Depending on the executive’s position, the share ownership guidelines require the executive to own a sufficient number of shares of Company stock having a market value that ranges in value from 1 times to, in the case of the CEO, 4 times the executive’s base salary.

The share ownership guidelines provide that an executive will have up to five years from the time that the executive became subject to the guideline to reach his or her required level of share ownership. Shares owned directly by the executive, unvested RSUs, shares held in a Section 401(k) or deferred compensation account, and 50% of any appreciation on unexercised vested options are counted towards achievement of the guidelines. As of December 31, 2008, all NEOs were either in compliance with the applicable guideline for their position or were on track to satisfy their applicable guideline within the allotted period.

Other Benefits

The Company has entered into Change-in-Control Employment Agreements with each of the NEOs, as well as certain other executives of the Company, the terms of which are discussed on page 39 of this proxy statement. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of these executives despite the possibility, threat, or occurrence of a change in control of the Company. These agreements are intended to diminish the inevitable distraction of the executive due to the uncertainties and risks created by a threatened or pending change in control and to provide the executive with compensation arrangements upon a change in control that provide the executive with financial security and which are competitive with those of other comparably situated companies.

In order to allow recipients to participate in a change in control along with shareholders, upon a change in control of the Company (as defined in the agreements), all outstanding RSUs that have been held for at least 6 months will become immediately and unconditionally vested, and the restrictions with respect to such RSUs shall lapse. All outstanding stock options and SOSARs will become immediately exercisable upon a change in control of the Company (as defined in the agreements). In 2009, the Committee directed that all grants of RSUs and SOSARs made during 2009 and in later periods to the NEOs and other eligible executives incorporate “double trigger” change of control provisions. This means that the vesting of RSUs or SOSARS that have been held for at least six months will accelerate only upon a termination without cause of the NEO or other executive that occurs within two years of a change in control event.

The Company has a Supplemental Executive Retirement Plan (SERP) consisting of two benefits for certain NEOs and other executives who have been selected by the Compensation Committee for participation. The first benefit, known as the “Restoration Pension,” provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the Pension Plan, which is intended to restore that portion of the Pension Plan’s benefit that cannot be paid from that Plan due to legal limitations on the compensation and total benefits payable to certain executives. Participants may receive the Restoration Pension in a single sum or in any form permitted under the Pension Plan, as elected by the participant at the time he or she first becomes a participant. The second benefit, known as the “FAC Pension,” pays a monthly pension benefit equal to a designated percentage of the participant’s final average compensation (as defined below), offset by the actuarial equivalent value of the participant’s benefits under the Pension Plan and certain Company-sponsored nonqualified defined benefit pension arrangements, including (if applicable) the Restoration Pension. The designated percentage is 2% multiplied by the participant’s years of credited service under the Pension Plan, but not in excess of 55%. The FAC Pension is payable following the participant’s retirement at or after age 62 in the form of a joint and 75% survivor annuity with the participant’s spouse or, if so requested by the participant and approved by the Company’s Compensation Committee, as a single sum. The FAC Pension can also be paid on an early retirement basis as early as age 55, but reduced by 2.5% for each year by which the early benefit commencement precedes the participant’s attainment of age 62. A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse if the participant dies before his or her benefit commencement date. Final average compensation means the annualized average of the participant’s eligible compensation for the sixty (60) calendar months immediately preceding his or her retirement, which, in the case of the NEOs, includes the salary, bonus and non-equity incentive plan compensation amounts indicated in the Summary Compensation Table.

The Company has a Supplemental Management Pension Plan (“SMPP”) consisting of two benefits. The first benefit is known as the MIP Adjustment Supplement. In prior years, the terms of the Company’s Management Incentive Plan, which was adopted as of January 1, 1994, and amended as of January 1, 2000 (the “Former MIP”) permitted a participant to defer a portion of his or her MIP bonus. Such deferred MIP bonus is not included in determining the participant’s final average compensation under the Pension Plan. However, for eligible executives a pension supplement (the “MIP Adjustment Supplement”) is paid from the Company’s Supplemental Management Pension Plan. The MIP Adjustment Supplement is, generally speaking, equal to the difference between the participant’s Pension Plan benefit and his or her Pension Plan benefit if it had been determined by taking into account a deferred MIP bonus. Executives who participate in the Company’s SERP, described above, are not eligible for the MIP Adjustment Supplement. The second benefit, known as the Early Retirement Supplement, is available to certain management and executive employees, who are not eligible for the FAC Pension under the SERP, who retire from employment with the Company on or after age 55 but prior to age 65, normal retirement age under the Company’s tax-qualified Pension Plan. The Pension Plan permits a participant who retires early to receive a reduced monthly early retirement pension that begins immediately following retirement, or to postpone commencement of the pension until a later date, but not later than normal retirement age. If the participant agrees to postpone commencement of his or her Pension Plan pension until at least 36 months following early retirement (or, if earlier, until his or her normal retirement date following attainment of age 65) (the “Deferred Pension Plan Commencement Date”), then the Early Retirement Supplement will pay a supplemental benefit during the postponement period. The Early Retirement Supplement is equal to the monthly amount of the Pension Plan pension (or the sum of the Pension Plan pension and the Restoration Pension under the SERP, if applicable) payable on the Deferred Pension Plan Commencement Date in the form of a single life annuity. The benefit begins on the first day of the month on or next following early retirement and continues for 36 months (or until normal retirement date) when the deferred Pension Plan pension begins to be paid. There is a limited benefit payable for the surviving spouse if the participant dies before the end of the 36 month payment period.

Certain NEOs and other executives are eligible for limited executive perquisites. These perquisites include dining and country club dues, and in 2008, the incremental costs for transportation and meals for the spouses of certain NEOs who accompanied them on a Board retreat outside the United States and the costs of sporting and entertainment activities for certain NEO’s incurred in connection with the same Board retreat. Perquisites are offered by the Company to certain NEOs and other executives in order for the Company to remain competitive with the market and to attract and retain highly qualified executive talent.

Deductibility of Executive Compensation

Certain awards made under the Plan and the 2005 Management Incentive Plan will qualify as performance-based compensation that will be exempt from the federal income tax $1 million deduction limitation imposed under Section 162(m) of the Internal Revenue Code. However, while the Company has put in place procedures to help maximize tax deductibility, in order to design compensation programs that address the Company’s needs, the Company has not established a policy that requires that all executive compensation be exempt from the Section 162(m) deduction limitation. The Company expects that all 2008 MIP bonus payments or any compensation derived by Company executives from the exercise of stock options or the vesting of SOSARs will be exempt from the Section 162(m) deduction limitation as performance-based compensation.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth on pages 22 through 27 of this proxy statement (the “Compensation Discussion and Analysis”) with the management of the Company.

Based on the review and discussions described above, the Compensation Committee has recommended to the Company’s Board that the Company’s Compensation Discussion and Analysis be included in the Company’s proxy statement for the Annual Meeting.

The information disclosed in the Company’s Report of the Compensation Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Kathleen A. Dahlberg (Chair)
Nicholas DeBenedictis
Ronald J. Naples
Richard L. Smoot
Lee C. Stewart

SUMMARY COMPENSATION TABLE

The following table sets forth certain information concerning compensation of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the Company’s three most highly compensated executive officers in 2008 other than the Chief Executive Officer and the Chief Financial Officer.

								Change in
								Pension Value
								and Non
							Non-Equity	Qualified
					Stock	Option	Incentive	Deferred Comp
Name and Principal				Bonus	Awards	Awards	Plan Comp	Earnings	All Other
Position	Year	Salary		(1)	(2)	(3)	(4)	(5)	(6)	Total

George H. Glatfelter II	2008	$654,600		$—	$286,197	$358,067	$642,660	$151,719	$42,178	$2,135,421
Chairman & Chief	2007	579,085		—	333,981	137,284	295,000	648,915	40,368	2,034,633
Executive Officer	2006	541,183		137,619	293,709	—	630,000	3,592	31,124	1,637,227

John P. Jacunski	2008	329,458		—	86,120	150,211	222,272	14,000	13,943	816,004
Senior Vice President &	2007	291,509		—	86,102	57,421	108,884	7,000	12,140	563,056
Chief Financial Officer	2006	241,801		39,641	60,099	—	130,000	12,000	8,249	491,790

Dante C. Parrini	2008	498,011		—	154,634	256,058	399,073	86,000	38,045	1,431,821
Executive Vice	2007	409,164		—	163,729	98,557	182,461	99,000	27,842	980,753
President & Chief	2006	349,320		69,441	123,240	—	330,000	32,000	22,740	926,741
Operating Officer

Martin Rapp (7)	2008	377,476		—	37,547	86,114	168,126	41,000	23,741	734,004
Vice President & General	2007	337,138		—	30,091	33,121	108,512	191,000	18,217	718,079
Manager Composite Fibers Business Unit	2006	135,942	(8)	201,645	14,316	—	—	—	1,141	353,044

William T. Yanavitch II	2008	239,103		—	69,013	83,221	131,618	25,000	12,849	560,804
Vice President Human	2007	222,054		—	78,293	32,049	66,864	18,000	11,204	428,464
Resources and Administration	2006	213,850		30,845	56,357	—	130,000	16,000	8,952	456,004

(1)	The amount reflects a discretionary bonus award granted for 2006 performance. Mr. Rapp’s bonus amount for 2006 includes $54,828 as a sign-on bonus and a bonus for 2006, the amount of which was guaranteed pursuant to the terms of Mr. Rapp’s employment agreement.

(2)	The amounts reflect the dollar value recognized, in accordance with FAS 123R, for financial statement reporting purposes during 2008, 2007 and 2006 for all existing awards of RSUs. The method used in the calculation of these amounts is included in footnote 10 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. RSUs earn dividend equivalents, with payment made on the payment date for dividends declared on the Company’s common stock.

(3)	The amounts reflect the dollar value recognized, in accordance with FAS 123R, for financial statement reporting purposes during 2008 and 2007 for all outstanding SOSAR awards. Assumptions used in the calculation of these FAS 123R amounts are as follows:

	2008	2007

	March	December	March

Dividend Yield	2.68%	2.44%	2.26%
Risk-free Rate of Return	3.69%	4.06%	4.5%
Volatility	31.90%	31.01%	32.80%
Term	6 years	6 years	6 years

(4)	The 2008 and 2007 amounts reflect cash payments under the Company’s 2005 Management Incentive Plan (the “MIP”). See discussion of the MIP in the “Compensation Discussion and Analysis” beginning on page 23 of this proxy statement. The 2006 amounts reflect cash payouts triggered by the vesting of performance-based awards granted as part of the long-term incentive plan (the “2004 LTIP”) established in April 2004 under the Company’s 1992 Key Employee Long Term Incentive Plan.

(5)	For each of the named executive officers other than Mr. Glatfelter, the amounts reflect the actuarial increase in the present value of such named executive officer’s benefits under all pension plans established by the Company determined using interest and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the named executive officers may not be currently entitled to receive because such amounts are not vested. For Mr. Glatfelter, the 2008 amount represents a $150,000 actuarial increase in the present value of his benefits under all pension plans established by the Company and $1,719 of above-market interest earned on deferred compensation. The 2007 amount represents a $645,000 actuarial increase in the present value of his benefits under all pension plans established by the Company and $3,915 of above-market interest earned on deferred compensation. The entire 2006 amount for Mr. Glatfelter represents above-market interest earned on deferred compensation. See “Nonqualified Deferred Compensation” on page 35 of this proxy statement. Mr. Glatfelter’s deferred compensation is credited quarterly with interest based on the prime rate at Morgan Guaranty Trust Company of New York. Above market interest was calculated by subtracting the interest Mr. Glatfelter’s deferred compensation would have earned in a given year if the rate of interest was equal to 120% of the applicable long-term federal rate for such year with compounding from the actual interest earnings credited to such deferred compensation in such year.

(6)	Other compensation includes the following:

			RSU
	401(k)	Perquisites	Divi-	Other
	Match	(i)	dends	(ii)	Total

2008

Glatfelter	$1,734	$—	$40,419	$25	$42,178
Jacunski	4,022	—	9,921	—	13,943
Parrini	3,875	15,658	18,512	—	38,045
Rapp	—	20,707	3,034	—	23,741
Yanavitch	4,126	—	8,723	—	12,849
2007

Glatfelter	$3,375	$—	$36,968	$25	$40,368
Jacunski	3,728	—	8,412	—	12,140
Parrini	3,875	7,884	16,083	—	27,842
Rapp	—	13,692	3,157	1,368	18,217
Yanavitch	3,375	—	7,865	—	11,204
2006

Glatfelter	1,813	$—	$29,286	$25	$31,124
Jacunski	2,633	—	5,616	—	8,249
Parrini	3,300	7,884	11,556	—	22,740
Rapp	0	1,141	0	—	1,141
Yanavitch	2,940	—	6,012	—	8,952

i.	The amount included in the “Perquisites” column for Mr. Parrini represents country and dining club dues paid in 2008, by the Company. Also included are costs incurred by the Company for Mr. Parrini’s spouse to accompany him to a Board of Directors meeting outside the United States. The costs include the Company’s incremental costs for transportation and meals for Mr. Parrini’s spouse and sporting and entertainment activities for Mr. Parrini and his spouse.

The amount included in the “Perquisites” column for Mr. Rapp for 2008 and 2007 represents a car allowance paid for by the Company. Also included in 2008 are costs incurred by the Company for Mr. Rapp’s spouse to accompany him to a Board of Directors meeting outside the United States. The costs include the Company’s incremental costs for transportation and meals for Mr. Rapp’s spouse and sporting and entertainment activities for Mr. Rapp and his spouse.

The costs incurred for Mr. Parrini and Mr. Rapp and their spouses were in Euros and were converted to U.S. dollars using the average exchange rate for 2008 of 1.464.

ii.	The amount included in the “Other” column for Mr. Glatfelter is an annual $25 payment for membership in Glatfelter’s Quarter Century Club. This Club consists of Glatfelter employees and retirees that have been continuously employed by the Company for 25 or more years. The amount included for Mr. Rapp in the other column for 2007 represents life insurance policy premiums.

(7)	Mr. Rapp’s cash compensation is paid in Euros € and amounts presented here have been converted to United States dollars ($) using the average exchange rate for 2008 of 1.464. Mr. Rapp’s cash compensation (not including automobile expense reimbursement) was €257,839, €246,034 and €99,206 for 2008, 2007 and 2006, respectively. Mr. Rapp joined the Company in August of 2006.

(8)	Represents Mr. Rapp’s salary from August 2006 (when he joined the Company) through December 2006.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards in 2008:

					All Other	All Other
					Stock Awards:	Option
					Number of	Awards:	Exercise	Grant Date
					Shares of	Number of	or Base	Fair Value
		Estimated Possible Payouts Under Non-			Stock or	Securities	Price of	of Stock
		Equity Incentive Plan (1)			Units	Underlying	Option	and Option
Name	Grant Date	Threshold	Target	Maximum	(2)	(3)	Awards	Awards

Glatfelter	02/18/09	$265,760	$531,520	$1,063,040
	03/07/08				9,100			$122,304
	03/07/08					64,500	$13.44	239,940

Jacunski	02/18/09	91,417	182,834	365,668
	03/05/08				3,830			51,475
	03/05/08					27,250	13.44	88,848

Parrini	02/18/09	164,133	328,266	656,532
	03/05/08				6,440			86,554
	03/05/08					45,760	13.44	170,227

Rapp	02/18/09	91,334	182,668	365,336
	03/05/08				2,170			29,165
	03/05/08					15,390	13.44	57,251

Yanavitch	02/18/09	54,133	108,265	216,530
	03/05/08				2,090			28,090
	03/05/08					14,880	13.44	55,354

(1)	The amount shown represent awards under the Company’s Management Incentive Plan. Threshold payments equal 50% of the target amount and maximum payments equal 200% of the target amount shown. For 2008, the Company’s operating net income resulted in a MIP payment equal to 121.6% of target. See discussion in “Compensation Discussion and Analysis” beginning on page 22 of this proxy statement.

(2)	The amounts shown reflect grants of RSUs to the named executive officers under the Plan.

(3)	The amounts shown reflect grants of SOSARs to the named executive officers under the Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards as of December 31, 2008:

	Option Awards
	Number of					Stock Awards
	Underlying	Securities				Stock			Market Value of
	Options (#)	Unexercised	Option		Option	Award	Number of Shares or		Shares or Units of
			Exercise		Expiration	Grant	Units of Stock That		Stock That Have
Name	Exercisable	Unexercisable	Price ($)		Date	Date	Have Not Vested (#)		Not Vested ($) (4)

G. H. Glatfelter II	39,400	0	13.28		12/14/09	3/9/05	9,433	(1)	87,727
	79,000	0	15.47		12/17/11	6/7/06	17,400	(1)	161,820
	63,600	0	13.70		12/16/12	3/7/07	7,300	(2)	67,890
	17,134	34,266	15.94	(5)	03/07/17	3/7/07	2,500	(3)	23,250
	19,867	39,733	14.78	(6)	12/19/17	3/5/08	9,100	(2)	84,630
	0	64,500	13.44	(7)	03/05/18

J. P. Jacunski	7,167	14,333	15.94	(5)	03/07/17	3/9/05	1,967	(1)	18,293
	8,300	16,600	14.78	(6)	12/19/17	6/7/06	5,066	(1)	47,114
	0	27,250	13.44	(7)	03/05/18	3/7/07	3,100	(2)	28,830
						3/7/07	1,458	(3)	13,559
						3/5/08	3,830	(2)	35,619

D. C. Parrini	15,900	0	12.95		12/18/10	3/9/05	4,933	(1)	45,877
	12,300	24,600	15.94	(5)	03/07/17	6/7/06	9,066	(1)	84,314
	14,267	28,533	14.78	(6)	12/19/17	3/7/07	5,200	(2)	48,360
	0	45,760	13.44	(7)	03/05/18	3/7/07	1,666	(3)	15,494
						3/5/08	6,440	(2)	59,892

M. Rapp	4,134	8,266	15.94	(5)	03/07/17	8/1/06	3,466	(1)	32,234
	4,800	9,600	14.78	(6)	12/19/17	3/7/07	1,600	(2)	14,880
	0	15,390	13.44	(7)	03/05/18	3/5/08	2,170	(2)	20,181

W. T. Yanavitch II	4,000	8,000	15.94	(5)	03/17/17	5/16/05	4,667	(1)	43,403
	4,634	9,266	14.78	(6)	12/18/17	6/7/06	3,600	(1)	33,480
	0	14,880	13.44	(7)	03/05/18	3/7/07	1,700	(2)	15,810
						3/7/07	1,042	(3)	9,691
						3/5/08	2,090	(2)	19,437

(1)	Represents RSUs which vest ratably, with one third of the units vesting on each December 31st of the second, third and fourth full year after they are awarded, with all shares delivered at the time of final vesting.

(2)	Represents RSUs which vest ratably, with one third of the units vesting on each anniversary date of the second, third and fourth full year after they are awarded, with all shares delivered at the time of final vesting.

(3)	Represents RSUs which vest ratably, with one third of the units vesting on each anniversary date of the first, second and third full year after they are awarded, with all shares delivered at the time of final vesting.

(4)	Calculated based on the closing price of the Company’s common stock on December 31, 2008 ($9.30).

(5)	Represents SOSARs granted on March 7, 2007 which vest ratably, with one third of the grant vesting on each anniversary date of the first, second and third full year after they are awarded. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion & Analysis” beginning on page 23 of this proxy statement.

(6)	Represents SOSARs granted on December 19, 2007 which vest ratably, with one third of the grant vesting on each anniversary date of the first, second and third full year after they are awarded. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion & Analysis” beginning on page 23 of this proxy statement.

(7)	Represents SOSARs granted on March 3, 2008 which vest ratably, with one third of the grant vesting on each anniversary date of the first, second and third full year after they are awarded. All SOSARs are settled in shares of the Company’s common stock. See the discussion of SOSARs in “Compensation Discussion & Analysis” beginning on page 23 of this proxy statement.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning options exercised and stock vested during fiscal 2008:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares		Value Realized on
	Acquired on Exercise	on Exercise	Acquired on Vesting		Vesting
	(#)	($)	(#)		($)

G. H. Glatfelter II	0	0	32,717	(1)	304,268
J. P. Jacunski	0	0	7,196	(2)	66,923
D. C. Parrini	0	0	13,799	(3)	128,331
M. Rapp	0	0	1,733	(4)	16,117
W. T. Yanavitch II	0	0	6,988	(5)	64,988

(1)	Represents 13,334 shares, the final tranche of an award granted on April 4, 2004, and which lapsed and was paid out on December 31, 2008, 9,433 shares that vested on December 31, 2008, but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2009, and 9,950 shares that vested on December 31, 2008 but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2010.

(2)	Represents 1,967 shares, the final tranche of an award granted on April 4, 2004, and which lapsed and was paid out on December 31, 2008, 1,967 shares that vested on December 31, 2008, but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2009, and 3,262 shares that vested on December 31, 2008 but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2010.

(3)	Represents 3,500 shares, the final tranche of an award granted on April 4, 2004, and which lapsed and was paid out on December 31, 2008, 4,933 shares that vested on December 31, 2008, but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2009, and 5,366 shares that vested on December 31, 2008 but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2010.

(4)	Represents 1,733 shares that vested on December 31, 2008 but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2010

(5)	Represents 4,667 shares that vested on December 31, 2008, but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2009, and 2,321 shares that vested on December 31, 2008 but to which, pursuant to terms of the award, delivery is deferred until the final tranche of the award vests on December 31, 2010.

PENSION BENEFITS

The following table sets forth information concerning pension benefits during fiscal year 2008.

				Present Value
		Number of Years		of Accumulated		Payments During
		Credited Services		Benefit		Last Fiscal Year
Name	Plan Name	(#)		($)(1)		($)

G. H. Glatfelter II	Pension Plan	32		707,000		0
	SERP	32		2,925,000		0
J. P. Jacunski	Pension Plan	5		42,000		0
	SMPP	5		12,000		0
D. C. Parrini	Pension Plan	11		119,000		0
	SERP	11		328,000		0
M. Rapp	Pension Plan	5	(2)	0		0
	Contractual Agreement	5	(2)	232,000	(2)	0
W. T. Yanavitch II	Pension Plan	9		101,000		0
	SMPP	9		29,000		0

(1)	For all NEOs except Mr. Rapp, present value calculations are based on a 6.25% discount rate, a 0.00% postretirement COLA rate, RP-2000 mortality projected to 2010, age 62 retirement, and no pre-retirement decrements. Mr. Rapp’s present value calculation is based on a 6.25% discount rate, a 2.00% postretirement COLA rate, Heubeck Richtafeln 2005G mortality, age 65 retirement, and no pre-retirement decrements.

(2)	Mr. Rapp’s years of credited service include four years of pre-participation service that were granted under his contractual agreement. The portion of the present value of Mr. Rapp’s accumulated benefit attributable to this four-year service credit is $155,000.

As of December 31, 2008, neither Mr. Jacunski nor Mr. Yanavitch were eligible for the FAC Pension and, therefore, each are entitled to receive a pension under the Pension Plan, together with, as applicable, the Restoration Pension and the MIP Adjustment Supplement. A description of the various plans follows.

What employee retirement plans has the Company established for Directors and Executive Officers?

SERP
	Pension		FAC
	Plan	Restoration	Pension	SMPP

G. H. Glatfelter II	√	√	√
J. P. Jacunski	√			√
D. C. Parrini	√	√	√
M. Rapp
W. T. Yanavitch II	√			√

As of December 31, 2008, all of the NEOs except Mr. Rapp were eligible for the P. H. Glatfelter Company Retirement Plan for Salaried Employees (the “Qualified Pension Plan”). In addition, Mr. Glatfelter and Mr. Parrini were eligible for both the FAC (final average compensation) and Restoration portions of the Company’s Supplemental Executive Retirement Plan, and Mr. Jacunski and Mr. Yanavitch were each eligible for the Early Retirement Supplement portion of the Company’s Supplemental Management Pension Plan. Finally, Mr. Rapp was eligible for a pension benefit through a special contractual agreement between him and the Company.

The following describes all of these benefit plans/arrangements in further detail.

Qualified Pension Plan. All eligible salaried employees of the Company participate in the Qualified Pension Plan. This is a tax-qualified defined benefit pension plan.

Salaried employees who were plan participants on January 1, 2008 are eligible for a normal retirement pension beginning at age 65 equal to:

•	1.4% of the participant’s final average compensation multiplied by his or her years of benefit service (to a maximum of 25), plus

•	0.5% of final average compensation for each year of benefit service in excess of 25.

Final average compensation generally means the participant’s highest average compensation over any consecutive five year period which spans the ten year period preceding the year of the participant’s retirement, during which the participant had the highest average compensation. However, if a participant does not have five consecutive calendar years of compensation, then final average compensation is determined by dividing compensation over the entire period of participation by the number of years (and fractions of years) in such period.

Eligible compensation generally includes salary as listed on the Summary Compensation Table plus paid bonus (to a maximum of the IRS limit, which was $230,000 for 2008). Eligible compensation does not include any Management Incentive Plan bonus that the participant elects to defer.

The Qualified Pension Plan provides for early retirement benefits for participants who retire at or after age 55 and prior to age 65. The amount of the monthly early retirement pension is reduced on account of its early commencement, at the rate of 2.5% per year. Early retirees at or after age 62 with 30 or more years of benefit service can receive an unreduced early retirement pension. Mr. Glatfelter is currently eligible for a reduced early retirement benefit under the Qualified Pension Plan.

The foregoing benefit formula based on final average compensation does not apply to new hires on and after January 1, 2007, who instead participate under a new “cash balance” formula. None of the listed executives participate under the new benefit formula.

Qualified Pension Plan interests generally vest upon the first to occur of five years of service or the employee reaching 55 years of age. As of December 31, 2006, however, the plan was amended to fully vest all participants on that date. All of the listed executives (except Mr. Rapp, who does not participate in the Qualified Pension Plan) became fully vested on that date.

Supplemental Executive Retirement Plan. The Company has a Supplemental Executive Retirement Plan (“SERP”) consisting of two benefits, either or both of which are available to those management and executive employees who have been selected by the Company’s Compensation Committee for participation therein.

The first benefit, known as the “Restoration Pension,” provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the Qualified Pension Plan, which is intended to restore that portion of the Qualified Pension Plan’s benefit that cannot be paid from that plan due to legal limitations on the compensation and total benefits payable under the Qualified Pension Plan. Participants may receive the Restoration Pension in a single sum or in any form permitted under the Qualified Pension Plan, as elected by the participant at the time he or she first becomes a participant. Mr. Glatfelter and Mr. Parrini have both elected to receive their Restoration Pensions in a single sum.

The second benefit, known as the “FAC Pension,” pays a benefit equal to 2% of the participant’s final average compensation (as defined below) multiplied by the participant’s years of benefit service under the Qualified Pension Plan. This calculated amount is then offset by the actuarial equivalent value of the participant’s benefits under the Qualified Pension Plan, as well as certain Company-sponsored nonqualified defined benefit pension arrangements (including the Restoration Pension if applicable).

Final average compensation means the annualized average of the participant’s eligible compensation for the sixty (60) calendar months immediately preceding his or her retirement. Eligible compensation generally means the salary and annual incentive bonus amounts listed in the Summary Compensation Table.

The FAC Pension can also be paid on an early retirement basis as early as age 55, but reduced by 2.5% for each year by which the early benefit commencement precedes the participant’s attainment of age 62. Mr. Glatfelter is currently eligible for an early-retirement FAC Pension benefit.

The FAC Pension is payable following the participant’s retirement at or after age 62 in the form of a joint and 75% survivor annuity with the participant’s spouse or, if so requested by the participant and approved by the Compensation Committee, as a single sum. Mr. Glatfelter and Mr. Parrini have each elected to receive their FAC Pensions in a single sum (subject to Compensation Committee approval). A survivor benefit is also payable under the FAC Pension to the participant’s surviving spouse if the participant dies before his or her benefit commencement date.

Distribution of any SERP benefit (Restoration or FAC) to a participant who is a “key employee” under Internal Revenue Service (“IRS”) rules must, under Section 409A of the Internal Revenue Code of 1986, as amended (the “IRC”), be delayed until six months following retirement or termination.

Supplemental Management Pension Plan. The Company has a Supplemental Management Pension Plan (“SMPP”) consisting of two benefits.

The first benefit, known as the MIP Adjustment Supplement provides an additional pension benefit based on the participant’s pension benefit earned under the terms of the Qualified Pension Plan (“Pension Benefit”), taking into account any Management Incentive Plan bonus that the participant elected to defer. (Prior to 2005, the terms of the Company’s Management Incentive Plan (“MIP”), permitted a participant to defer a portion of his or her MIP bonus. Such deferred MIP bonus is not included in determining the participant’s final average compensation under the Qualified Pension Plan.)

The second benefit, known as the Early Retirement Supplement, provides an additional pension benefit based on the participant’s Pension Benefit. In order to be eligible for this benefit, an otherwise eligible management employee who retires on or after age 55, must elect to defer commencement of his or her Pension Benefit until three years after retirement from the Company (or until his or her normal retirement date under the Qualified Pension Plan, if earlier). The participant is then eligible to receive monthly “bridge” pension payments from the date of his or her retirement until the deferred commencement date of his or her Pension Benefit. The monthly amount of the eligible participant’s bridge payments will be equal to the monthly Pension Benefit amount, if payable in the form of a single life annuity beginning as of the deferred benefit commencement date chosen by the participant under the Qualified Pension Plan.

Distribution of any SMPP benefit (MIP Adjustment Supplement or Early Retirement Supplement) to a participant who is a “key employee” under IRS rules must, under IRC Section 409A, be delayed until six months following retirement or termination. Also, it is anticipated that changes will be made to the Early Retirement Supplement benefit to address Section 409A compliance before final IRS guidance takes effect.

Mr. Rapp’s Pension Agreement. Mr. Rapp is covered under a special pension arrangement with the Company that was entered into during 2007. Under this arrangement, he is eligible for a normal retirement benefit after having attained age 65.

Mr. Rapp’s normal retirement benefit is based on 1.5% of his “pensionable income” multiplied by his years of service (including the pre-service period from August 1, 2002 through July 31, 2006). “Pensionable income” is the average of his base pay plus bonus for the five years immediately preceding his retirement.

Mr. Rapp is eligible for an early retirement benefit under his special arrangement after reaching age 60. His early retirement benefit equals his normal retirement benefit reduced by 2.5% per year.

Mr. Rapp’s normal form of benefit is a 60% joint-and-survivor annuity.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information concerning nonqualified deferred compensation of the NEOs:

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions in	Contributions in	in Last FY	Withdrawals/	Balance
Name	Last FY	Last FY	(1)	Distributions	at Last FYE

G.H. Glatfelter II	$0	$0	$9,200		$148,966

(1)	Of the $9,200 in interest earned in 2008, $1,719 was reported as above-market earnings on deferred compensation in the “Summary Compensation Table” on page 28 of this proxy statement.

The Nonqualified Deferred Compensation table above provides information about deferral elections under the P.H. Glatfelter Company Management Incentive Plans, effective January 1, 1982, as amended (the “1982 MIP”). Pursuant to the deferred compensation component of the 1982 MIP, certain executive officers were entitled to defer receipt of any portion of the incentive awards made under the 1982 MIP and irrevocably elect a time for future payment in accordance with deferral terms and options established by the Compensation Committee. Mr. Glatfelter, who deferred payment of an award he received under the MIP for the 1985 plan year until 2016, is the only NEO who has a deferred award under the 1982 MIP. Under the 1982 MIP, the amount of deferred awards is adjusted by crediting the cumulative deferred awards with interest at the end of each calendar quarter. Pursuant to the 1982 MIP, for each calendar quarter, Mr. Glatfelter’s deferred award is credited with interest earned for the quarter at an interest rate equal to the prime rate on the last business day of the quarter at the Morgan Guaranty Trust Company of New York. If Mr. Glatfelter’s deferred award is paid during a quarter, interest on the accumulated award will be accrued at the rate prevailing at the end of the previous quarter. Mr. Glatfelter’s deferred award will be paid within 30 days of the date stipulated on his election form. The payment of Mr. Glatfelter’s deferred award may be accelerated if necessary upon the approval of the Board’s Compensation Committee. However, if Mr. Glatfelter separates from the Company, the deferred award will be paid as stipulated on his election form. If Mr. Glatfelter dies before all awards are paid out, the unpaid amounts will be paid in a lump sum to his designated beneficiary.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described on page 39 of this proxy statement, the NEOs have each executed Change In Control Employment Agreements with the Company. The information below describes and quantifies compensation that would become payable to NEOs under those agreements in the event of termination of the employment of the NEOs under several different circumstances. The amounts shown assume that termination was effective as of December 31, 2008, and include amounts earned through such time and estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of a NEO’s separation from the Company.

Termination Not in Connection with a Change in Control

Severance. In addition to the items described below, payments and benefits provided on a non-discriminatory basis to salaried employees generally and in the change in control context, discussed below, the Compensation Committee or the independent Directors of the Board may authorize additional severance benefits, although they are not obligated to do so. In the past, the Company has agreed to provide additional severance benefits to departing executive officers in order to enter into definitive termination agreements on terms desirable to the Company.

Pension Benefits. A general description of each pension plan in which the NEOs participate, the years of service credited and the present value of each NEO’s accumulated pension benefit are included on page 33 of this proxy statement. In addition to the Pension Plan, Mr. Glatfelter and Mr. Parrini each are eligible participants under the SERP and Mr. Jacunski and Mr. Yanavitch are each eligible participants under the SMPP. Neither the SERP nor the SMPP are available on a non-discriminatory basis to salaried employees generally.

SMPP. In the event of termination under any circumstance on December 31, 2008, neither Mr. Jacunski nor Mr. Yanavitch would be entitled to an Early Retirement Supplement under the SMPP because they would have been under the age of 55 at the time of termination. Neither Mr. Jacunski nor Mr. Yanavitch has accrued any benefit under the MIP Adjustment Supplement.

SERP. The table below sets forth the various monthly payments that Mr. Glatfelter and Mr. Parrini (or, in certain circumstances, their spouses) would be entitled to receive for their lifetimes upon termination, as of December 31, 2008, under several different circumstances.

TERMINATION PAYMENTS UNDER SERP

	Termination Other
	than Upon Death or		Termination as a
Name	Disability		Result of Death (1)	Disability (2)

G. H. Glatfelter II	$23,000	(3)	$18,000	$26,000

D. C. Parrini	0	(4)	$2,000	$6,000

(1)	Represents survivor benefit payable to the NEO’s spouse for her lifetime.

(2)	Represents FAC pension benefit payable beginning upon reaching the age of 62. The Compensation Committee has the authority to commence the FAC Pension when the SERP participant reaches 55, if the participant requests, but the monthly FAC Pension amount would be reduced at the rate of 2.5% per year for each year between the participant’s age 62 normal retirement date and his early benefit commencement date.

(3)	This represents payment in the form of a joint and 75% surviving spouse annuity. In the event of death following the commencement of benefits, the surviving spouse receives monthly payments for her lifetime in an amount equal to 75% of the monthly benefit payable to the NEO.

(4)	Mr. Parrini was under 55 years of age on December 31, 2008, so voluntary termination would result in his forfeiture of any benefits under the SERP. This represents payment in the form of a joint and 75% surviving spouse annuity. In the event of death following benefit commencement, the surviving spouse receives monthly payments for her lifetime in an amount equal to 75% of the monthly benefit payable to the NEO.

If a SERP participant becomes an employee or officer of a competitor of the Company or uses or discloses confidential information of the Company (except as required by the SERP participant’s duties as an employee of the Company), then all benefits under the SERP are forfeited.

Deferred Compensation. As permitted by the Former MIP, Mr. Glatfelter has deferred his receipt of the payment of an award he previously earned under the MIP until 2016. The last column of the “Nonqualified Deferred Compensation” table on page 35 of this proxy statement reports Mr. Glatfelter’s aggregate balance at December 31, 2008. Mr. Glatfelter, or his beneficiary in the event of his death, is entitled to receive the amount in his account in the event of his termination. None of the other NEOs have deferred compensation.

2005 Management Incentive Plan. The bonuses paid to NEOs and other executives in 2008 under the 2005 Management Incentive Plan were subject to a performance period that ended on December 31, 2008. If a NEO had been terminated on December 31, 2008 and the performance goals to which the 2008 awards were subject had been achieved, then the NEO would be entitled to receive payment of his or her full bonus under the 2005 Management Incentive Plan. If a NEO is terminated during a performance period that has been set for a bonus granted under the 2005 Management Incentive Plan, then the NEO forfeits his or her award, except that in the case of termination of employment due to the retirement, disability or death of a NEO, such award will be prorated to reflect the period of service.

Stock Options. With regard to the outstanding stock options held by Mr. Glatfelter and Mr. Parrini, if Mr. Glatfelter or Mr. Parrini retires prior to the expiration of the stock options, those options exercisable on the date of his retirement will remain exercisable until the first to occur of the third anniversary of his retirement or the expiration of the stock options. In the event that Mr. Glatfelter or Mr. Parrini dies after retirement, options exercisable on the date of his death will remain exercisable by his legal representative until the first to occur of the first anniversary of the date of his death or the expiration of such options. Based on a $9.30 closing price of the Company’s common stock on December 31, 2008 (the last trading day of 2008), Mr. Glatfelter and Mr. Parrini would have realized a value of $0 and $0 had they each retired on December 31, 2008 and immediately exercised all of their in-the-money options.

SOSARs & RSUs.

RSUs. Each of the NEOs holds RSUs granted under the Plan. If the NEO ceases to be an employee of the Company for any reason (voluntary or involuntary), other than death, disability or retirement, then unvested RSUs are forfeited. If, subsequent to vesting of the RSUs, the NEO ceases to be an employee for any reason other than as a result of termination for cause (as defined in the RSU award certificate), death, disability or retirement, the restrictions with respect to the vested RSUs shall continue until they would otherwise have lapsed if such employment had not terminated. However, if, subsequent to vesting of the RSUs, the NEO is terminated for cause, all outstanding RSUs, whether vested or unvested, are forfeited. Upon the death, disability or retirement of an NEO while employed by the Company, an amount of unvested RSUs shall vest equal to a percentage, the numerator of which equals the number of days that has elapsed as of the date of death or retirement or the date on which such disability commenced in the vesting restriction period for each 1/3 tranche, and the denominator of which equals the total number of days in each such vesting restriction period, and the Company will issue in the NEO’s name or in the name of the NEO’s legal representatives, beneficiaries or heirs, as the case may be, in payment for the RSUs with respect to which all restrictions have lapsed that number of shares of the Company’s common stock equal to the number of RSUs with respect to which all restrictions have lapsed.

All unvested RSUs on the date of such death, disability or retirement will be forfeited. The table below sets forth the value of RSUs for which vesting accelerates based upon termination as a result of disability, death or retirement on December 31, 2008 (calculated based on the closing price of the Company’s common stock on December 31, 2008 ($9.30)):

Disability/Death/
Retirement

G. H. Glatfelter II	$241,319
J. P. Jacunski	76,321
D. C. Parrini	137,997
M. Rapp	31,655
W. T. Yanavitch II	74,522

SOSARs. Each of the NEOs holds SOSARs granted under the Plan. If an NEO ceases to be an employee of the Company for reasons other than death, disability, retirement or involuntary termination for cause (as defined in the SOSAR award certificate) (an “Other Termination”), then, for a period of ninety days following such Other Termination, the NEO may exercise any SOSARs that vested prior to such Other Termination. All unvested SOSARs on the date such Other Termination will be immediately and irrevocably forfeited. If the Company terminates the NEO’s employment for cause, then all outstanding SOSARs, whether vested or unvested, will be immediately and irrevocably forfeited. Upon the death, disability or retirement of an NEO while employed by the Company, an amount of unvested SOSARs shall vest equal to a percentage, the numerator of which equals the number of days that have elapsed as of the date of death or retirement or the date on which such disability commenced in the vesting restriction period for each 1/3 tranche, and the denominator of which equals the total number of days in each such vesting restriction period and all vested SOSARs will be exercisable for three years from the date of such death, disability or retirement. In the event that the vesting set forth above yields a fractional number of SOSARs, the number of SOSARs subject to vesting in any given year will be rounded down to the nearest number of SOSARs. All unvested SOSARs (after giving effect to the foregoing sentence) on the date of such death, disability or retirement will be immediately and irrevocably forfeited. The exercise price for all such SOSARs exceeded the closing price of the Company’s common stock at December 31, 2008 ($9.30). Accordingly, there would be no value of SOSARs for which vesting accelerates as a result of death, disability or retirement for any NEO.

Change in Control

Set forth in the table below are the amounts of compensation payable to each NEO upon termination by the Company for cause, termination by the NEO without good reason, termination by the NEO for good reason, termination by the Company other than for cause, death or disability, and termination in the event of disability or death of the NEO. The amounts set forth in the table below assume a change in control as of December 31, 2008, and termination of each executive upon the change in control.

Potential Payments Upon a Termination of Employment Following a Change in Control

		Cash Payment of	Cash Payment of			Value of
	Cash	Present Value of	Unvested Section	Present Value of		Unvested
Executive/Type of	Severance	Incremental Pension	401(k) Company	Welfare Benefits	Excise Tax	SOSARs &
Termination	Payment	Benefit (1)	Match (2)	Continuation (3)	Gross-Up	RSUs (4)	Total (5)

George H. Glatfelter II
Death	$—	$—	$—	$—	$—	$425,317	$425,317
Disability	—	—	—	—	—	425,317	425,317
Termination by Company for Cause	—	—	—	—	—	—	—
Termination by Executive Without Good Reason	—	—	—	—	—	425,317	425,317
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	4,415,960	—	—	46,242	1,621,467	425,317	6,508,986

John P. Jacunski
Death	—	—	—	—	—	143,415	143,415
Disability	—	—	—	—	—	143,415	143,415
Termination by Company for Cause	—	—	—	—	—	—	—
Termination by Executive Without Good Reason	—	—	—	—	—	143,415	143,415
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	1,348,325	—	—	29,004	499,443	143,415	2,020,187

Dante C. Parrini
Death	—	—	—	—	—	253,937	253,937
Disability	—	—	—	—	—	253,937	253,937
Termination by Company for Cause	—	—	—	—	—	—	—
Termination by Executive Without Good Reason	—	—	—	—	—	253,937	253,937
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	2,221,449	670,000	—	41,556	1,152,459	253,937	4,339,401

Martin Rapp
Death	—	—	—	—	—	67,332	67,332
Disability	—	—	—	—	—	67,332	67,332
Termination by Company for Cause	—	—	—	—	—	—	—
Termination by Executive Without Good Reason	—	—	—	—	—	67,332	67,332
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	1,282,830	—	—	32,960	459,717	67,332	1,842,839

William T. Yanavitch II
Death	—	—	—	—	—	121,830	121,830
Disability	—	—	—	—	—	121,830	121,830
Termination by Company for Cause	—	—	—	—	—	—	—
Termination by Executive Without Good Reason	—	—	—	—	—	121,830	121,830
Termination by Executive for Good Reason/by Company Other Than for Cause, Death, Disability	879,673	—	—	27,958	330,253	121,830	1,389,714

(1)	Represents actuarial present value of unvested retirement plans based on the maximum benefit formula level; present values calculated consistent with calculations in the Pension Benefits table above.

(2)	Represents value of unvested portion of Section 401(k) Company match.

(3)	Based on current type of coverage and premium levels.

(4)	Assumes full vesting and exercise on December 31, 2008.

(5)	Does not include payment of present value of vested accrued benefits as listed in the Pension Benefits table, deferred compensation balances as listed in the Nonqualified Deferred Compensation table, or the value of vested options, SOSARs, or RSUs.

Change in Control Agreements. As of December 31, 2008, the Company had entered into change-in-control agreements with each of the NEOs. Under the agreements, each would become entitled to additional payments and benefits if his employment was terminated under certain conditions within two years following a change in control of the Company. Under the agreements, each employee’s employment with the Company would continue for two years from the date of a change in control. During such period, the employee would continue in a position at least equal to the position he held prior to the change in control and shall receive compensation and benefits from the Company at least equal to those paid to him prior to the change in control. In the event of a termination following a change in control, the following benefits would be provided to the NEOs

Termination for Good Reason; Termination By the Company Other than for Cause, Disability or Death. If, within two years following a change in control, the employee’s employment is terminated by the Company other than for cause, death or disability, or is terminated by the employee for good reason, he would receive his then current base salary through the date of termination and accrued but unpaid vacation, plus the following severance benefits:

•	Severance Payment. Within thirty days after the date of termination, a lump sum payment in an amount which consists of the following amounts:

•	A bonus payment for the year in which the date of termination occurs, which is based on the greater of the NEO’s three-year average bonus and target bonus, pro-rated for the NEO’s term of service during the year; and

•	A severance payment in an amount equal to two times (three times in the case of Mr. Glatfelter) (a) the NEO’s annual base salary (at the highest rate achieved before the date of termination) plus (b) the NEO’s annual bonus defined as the greater of the NEO’s three-year average bonus and the NEO’s target bonus under the Company’s Management Incentive Plan.

•	Health and Welfare Benefits. For a period of two years (three years in the case of Mr. Glatfelter) after the Date of Termination, or such longer period as any plan, program, practice or policy may provide, the Company would continue to provide group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits at levels substantially equal to those which would have been provided to them in accordance with the Company’s plans, programs, practices and policies with respect to such benefits if the NEOs employment had not been terminated.

•	401(k) and Pension. In the event that the NEO has not, as of the date of termination, earned sufficient vesting service to have earned (A) a non-forfeitable interest in his matching contribution account under the Company’s 401(k) plan, and (B) a non-forfeitable interest in his accrued benefit under the terms of the Company’s Pension, the Company would pay to the NEO a lump sum in cash (less applicable withholdings) in an amount equal to the sum of:

•	the NEO’s unvested matching contribution account under the 401(k) Plan, valued as of the date of termination; and

•	the actuarial present value of the NEO’s unvested normal retirement pension under the Pension Plan, based on the NEO’s accrued benefit under the plan as of the date of termination, as determined by the Company’s actuary utilizing actuarial equivalency factors for determining single sum amounts under the terms of the Pension Plan.

If the NEO is, as of the date of termination, a participant in the Restoration Plan or the FAC Pension, the NEO would become fully vested in the accrued benefit, and the vested benefit would be paid in accordance with the terms of the respective plans. If the NEO is, as of the date of termination, a participant in the P.H. Glatfelter Company Supplemental Pension Plan (the “SMPP”) with at least five years of vesting service, then the Company must contribute funds, to the extent it has not already done so, to the trust serving as a funding vehicle for that plan as follows:

•	If the NEO is a participant in the MIP Adjustment Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the MIP Adjustment Supplement within five days of the date of termination; or

•	If the NEO is eligible to receive the Early Retirement Supplement under the SMPP, the Company shall fund the trust with sufficient assets to pay the NEO’s accrued benefit under the Early Retirement Supplement, within five days following the later to occur of (i) the date of termination or (ii) the benefit commencement date with respect to the NEO’s Early Retirement Supplement.

Termination for Cause; Termination By NEO Other than for Good Reason; Termination by Death or Disability. If, within two years following a change in control, the NEO’s employment is terminated by the NEO other than for good reason or by the Company for cause or because of death or disability, the NEO or the legal representatives of the NEO in the case of the NEO’s death, would receive obligations accrued or earned and vested (if applicable) by the NEO as of the date of termination (e.g., earned salary).

Change in Control. For purposes of payments made upon termination of employment, a “Change in Control” means:

•	the acquisition of direct or indirect beneficial ownership of 20% or more of the combined voting power of the Company’s outstanding voting securities by any person, entity or group, excluding the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P. H. Glatfelter;

•	in any twelve (12) month period, the ceasing of individuals who constitute the Board to constitute at least a majority of the Board, other than any person becoming a director whose election was approved by at least a majority of incumbent directors, excluding any such person whose initial election occurs as a result of an actual or threatened election contest; or

•	the consummation of (i) a reorganization, merger or consolidation in which shareholders of the Company immediately prior to such event do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities or (ii) a liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company to a Third Party.

Cause. For purposes of payments made upon termination of employment “cause” means:

•	acts of personal dishonesty intended to result in substantial personal enrichment of the NEO at the expense of the Company;

•	repeated violation by the NEO of his obligations under the Change in Control Employment Agreement or illegal conduct or gross misconduct, which is materially injurious to the Company, demonstrably willful and deliberate, and is not remedied in a reasonable period of time after receipt of written notice from the Company;

•	violation of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company; or

•	the conviction of a felony which is materially injurious to the Company or a plea of guilty or no contest to a charge of a felony which is materially injurious to the Company.

Good Reason. For purposes of payments made upon termination of employment, “Good Reason” means:

•	a material diminution in the NEO’s authority, duties or responsibilities;

•	a material diminution in the NEO’s base salary or the Company’s failure to comply with certain provisions of the Change in Control Employment Agreement relating to the NEO’s compensation;

•	any failure by the Company to comply with any of the provisions of the Change in Control Employment Agreement; or

•	a material change in the office or location of the NEO other than that described in the Change in Control Employment Agreement.

Tax Gross-Up Payments. During the two year period following a change in control, if any payment or benefit to an NEO, whether pursuant to the agreements or otherwise, is subject to the excise tax imposed by the Internal Revenue Code of 1986, as amended, on “excess parachute payments,” then an additional payment would be made to such NEO so that the amount he receives on a net basis would be the same amount that he would have received absent the applicability of the excise tax.

409A. The Change in Control Employment Agreement includes provisions in the nature of nonqualified deferred compensation which must conform to the requirements of IRC section 409A. Certain payments triggered by termination of employment following a change in control, for persons who are “key employees” under IRS rules, cannot begin before six months after termination of employment.

SERP. In the event of a change of control, each SERP participant’s right under the SERP becomes fixed and non-forfeitable with respect to accrued benefits on that date of the change in control. In addition, the designated percentage of the participant’s final average compensation payable under the FAC Pension (before adjustment for offsets) is fixed at 55 percent.

RSUs and SOSARs. Upon a change in control, all of the RSUs that have been held for at least six months become immediately and unconditionally vested, and the restrictions with respect to such RSUs lapse. Similarly, upon a change in control, all outstanding SOSARs will become immediately and unconditionally vested. For the purposes of both SOSARs and RSUs, a change in control means:

•	the acquisition, by a third party, of beneficial ownership of 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

•	individuals who constitute the Board at the time the SOSAR or RSU is granted (the “Incumbent Directors”) cease to constitute at least a majority of the Board, provided that any person becoming a director whose election or nomination was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be an Incumbent Director; or

•	consummation of (i) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the acquirer) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company, or (ii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company to a third party.

In addition to the foregoing, a change in control with respect to an individual NEO shall be deemed to occur if the NEO’s employment with the Company is terminated prior to the date on which a change in control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a change in control or (ii) otherwise arose in connection with or anticipation of a change in control.

Accrued Pay and Regular Retirement Benefits

In addition to the benefits described above, the NEOs are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay;

•	Vested interests under the Pension Plan, as described in Pension Benefits on pages 33 through 35 of this proxy statement;

•	Life insurance benefits; and

•	Distributions of plan balances under the Company’s 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

The Nominating and Corporate Governance Committee (or its Chair, under some circumstances) will review the relevant facts of all proposed Related Person Transactions and either approve or disapprove of the entry into the Related Person Transaction. In August 2008, in conjunction with the Company’s ongoing strategic initiative to monetize the value of its timberlands, the Company, through a wholly-owned subsidiary, completed the sale of 260 acres of timberland for $3.25 million in cash to George H. Glatfelter II, its Chairman and Chief Executive Officer, and his wife Beverly G. Glatfelter (the “Glatfelters”). The 260 acres of timberland which was subject to the agreement with the Glatfelters had been independently appraised and marketed for public sale by the Company. Based on those appraisals and the marketing process that was pursued, the Company and its Board believed that the sale price agreed to with the Glatfelters constituted fair market value for the timberlands.

In accordance with the Company’s Corporate Governance standards, the sale transaction with the Glatfelters was reviewed and pre-approved by the Nominating and Corporate Governance Committee of the Company’s Board of Directors as a related party transaction.

Under this written policy, a “Related Person Transaction” is generally a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of the Company’s last fiscal year was, (i) a Director or executive officer of the Company or a nominee to become a Director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

No Director may participate in any consideration or approval of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is the Related Person. Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of the Company and its shareholders.

If a related Person Transaction that has not been previously approved or previously ratified is discovered, the Nominating and Corporate Governance Committee, or its Chair, will promptly consider all of the relevant facts. If the transaction is ongoing, the Committee will consider all options and may ratify, amend or terminate the Related Person Transaction. If the transaction has been completed, the Committee will consider if rescission of the transaction is appropriate and whether disciplinary action is warranted. In addition, the Committee will review all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.

In reviewing the relevant facts of all proposed Related Person Transactions, the Nominating and Corporate Governance Committee, or its Chair, will take into account, among other factors it deems appropriate:

•	The benefits to the Company of the transactions;

•	The impact on a Director’s independence, in the event the “Related Person” is a Director, an immediate family member of a Director or an entity in which a Director is a partner, shareholder or executive officer;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	The terms available from unrelated third parties or to employees generally.

To the extent that the Nominating and Corporate Governance Committee, or its Chair, needs additional information to make an informed decision regarding a proposed Related Person Transaction, the Nominating and Corporate Governance Committee, or its Chair, may consult with management of the Company or other members of the Board of Directors of the Company.

Compensation Committee Interlocks and Insider Participation.

The current members of the Company’s Compensation Committee are Kathleen A. Dahlberg (Chair), Nicholas DeBenedictis, Ronald J. Naples, Richard L. Smoot and Lee Stewart. No executive officer of the Company has served as a Director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a Director or member of the Compensation Committee of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2008 with the Company’s management and its independent registered public accounting firm. The Company’s management has advised the Audit Committee that such audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has discussed with Deloitte & Touche, LLP (“Deloitte”), the Company’s independent registered public accounting firm, certain matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, and SEC Regulation S-X, Rule 2-07. The Audit Committee has also discussed with Deloitte their independence from the Company and its management. The Audit Committee has received a letter and written disclosures from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board, disclosing all relationships between Deloitte and its related entities and the Company. In addition to the information provided by Deloitte, the Audit Committee considered the level of non-audit and tax services provided by Deloitte in determining that it was independent.

Based on the review and discussions described above, the Audit Committee has recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

J. Robert Hall (Chair)
Nicholas DeBenedictis
Richard C. Ill
Ronald J. Naples

ANNUAL REPORT ON FORM 10-K

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, are being mailed to shareholders with this Proxy Statement. A shareholder may obtain a copy of the Annual Report without charge by writing to: Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401. The 10-K, Proxy Statement and Annual Report can also be obtained through the Company’s website, www.glatfelter.com.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

ADDITIONAL INFORMATION

The Company is permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless the Company has received instructions to the contrary from one or more of the shareholders. The Company will continue to include a separate proxy card for each registered shareholder account.

The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, P. H. Glatfelter Company, 96 South George Street, Suite 500, York, PA 17401, or call us at (717) 225-2724, if the shareholder (i) wishes to receive a separate copy of an Annual Report or Proxy Statement for this Meeting; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.

Thomas G. Jackson
Vice President,
General Counsel and Secretary

March 25, 2009

Appendix A

P.  H. GLATFELTER COMPANY

AMENDED & RESTATED LONG-TERM INCENTIVE PLAN

1. PURPOSE. This Amended and Restated Long-Term Incentive Plan (the “Plan”) has been established by P. H. Glatfelter Company (the “Company”) to reward Eligible Individuals by means of appropriate incentives for achieving long-range Company goals; provide incentive compensation opportunities that are competitive with those of other similar companies; further match Eligible Individuals’ financial interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock and thereby enhance the long-term financial interest of the Company and its Affiliates, including through the growth in the value of the Company’s equity and enhancement of long-term shareholder return; and facilitate recruitment and retention of outstanding personnel eligible to participate in the Plan.

This Plan was originally effective as of April 27, 2005 (the “Original Effective Date”), was amended effective as of January 1, 2008 to reflect the provisions of Section 409A of the Code, and was further amended and restated as approved by the Board of Directors on March 4, 2009.

2. DEFINITIONS. The capitalized terms used in this Plan have the meanings set forth below. Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

“Affiliate” means: (i) any Subsidiary of the Company; (ii) any entity or Person or group of Persons that, directly or through one or more intermediaries, is controlled by the Company; and (iii) any entity or Person or group of Persons in which the Company has a significant equity interest, as determined by the Committee.

“Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

“Award” means any Option, SAR, award of Restricted Stock or Restricted Stock Units, Stock Award, Other Stock-Based Award, or Performance Award granted under the Plan.

“Board” or “Board of Directors” means the Board of Directors of the Company, as it may be constituted from time to time.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute.

“Committee” means the Compensation Committee of the Board of Directors, or any successor committee thereto, or such other committee of the Board of Directors as is appointed or designated by the Board to administer the Plan.

“Covered Person” means an Eligible Individual who is determined by the Committee to be a “covered employee” as defined in Section 162(m) of the Code for the tax year of the Company with regard to which a deduction in respect of such person’s Award would be allowed.

“Disability” means (i) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (ii) if no such policy or plan exists, the Participant will be considered to be totally disabled as determined by the Committee; provided in each case that the Participant is disabled within the meaning of Code Section 409A(a)(2)(C).

“Eligible Individual” means any full-time or part-time employee, officer, non-employee Director or consultant of the Company or an Affiliate. Eligible Individual will also include any individual or individuals to whom an offer of employment or service has been extended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date and unless otherwise determined by the Committee, the value of the Shares determined as follows:

(i) If the Shares are listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Shares as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable; and

(ii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

“Incentive Stock Option” means an option granted under Section 6 that meets the requirements of Section 422 of the Code, or any successor provision thereto.

“Non-Qualified Stock Option” means an option granted under Section 6 that is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” means any right granted under Section 8.

“Participant” means any Eligible Individual to whom an Award has been made.

“Performance Award” means an Award to a Participant under Section 9, which award may be denominated in cash or Shares.

“Person” means any individual, corporation, joint venture, association, partnership, limited liability company, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means this Amended and Restated Long-Term Incentive Plan, as set forth herein and as amended from time to time.

“Reporting Person” means any Eligible Individual subject to Section 16 of the Securities Exchange Act of 1934, as amended.

“Restricted Stock” means a grant of Shares pursuant to Section 7.

“Restricted Stock Unit” means a contractual right underlying an Award granted under Section 7 that is denominated in Shares, which unit represents a right to receive a Share (or the value of a Share) upon the terms and conditions set forth in the Plan and the applicable Agreement.

“Retirement” means retirement of an employee from employment with the Company and all affiliates on or after attaining age 65, or after attaining age 62 with 30 Benefit Years, which entitles the eligible Participant to a Normal or Late Retirement benefit, or to an unreduced Early Retirement benefit, under the terms of the Glatfelter Retirement Plan for Salaried Employees or the Glatfelter Retirement Plan for Hourly Employees. All capitalized terms used in this definition have the meanings set forth in the applicable retirement plan.

“SAR” means a stock appreciation right, which is the right to receive a payment in cash or Shares equal to the amount of appreciation, if any, in the Fair Market Value of a Share from the date of grant of the right to the date of its payment, and which may be awarded to Eligible Individuals under Section 6.

“Separation from Service” means (i) with respect to an Eligible Individual who is an employee of the Company or an Affiliate, the termination of his employment with the Company and all Affiliates that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(1), (ii) with respect to an Eligible Individual who is a consultant of the Company or an Affiliate, the expiration of his contract or contracts under which services are performed that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(2), or (iii) with respect to an Eligible Individual who is a non-employee Director of the Company or an Affiliate, the date on which such non-employee Director ceases to be a member of the Board (or other applicable board of directors) for any reason.

“Share” means a share of Stock.

“Stock” means the common stock, par value $.01 per share (as such par value may be adjusted from time to time), of the Company.

“Stock Award” means an award of Shares pursuant to Section 8.

“Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of Directors, or other governing group having functions similar to a board of Directors, as determined by the Committee. In the case of Incentive Stock Options, Subsidiary means any entity that qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.

“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a Person acquired by the Company or with which the Company combines.

“Successor” with respect to a Participant means the legal representative of an incompetent Participant and, if the Participant is deceased, the legal representative of the estate of the Participant or the person or persons who may, by bequest or inheritance, or under the terms of an Award or of forms submitted by the Participant to the Committee, acquire the right to receive cash and/or Shares issuable in satisfaction of an Award.

3. ADMINISTRATION. The authority to control and manage the operation and administration of the Plan is vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan are subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board.

(a) The Committee has the exclusive power to make Awards, to determine when and to which Eligible Individuals Awards will be granted, the types of Awards and the number of Shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards and, subject to the terms of the Plan and applicable law, to cancel, suspend or amend existing Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the Eligible Individual, the Eligible Individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions as necessary to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an Award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(c) The Committee has the power to approve forms of Agreement for use under the Plan.

(d) The Committee has the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(e) The Committee may, subject to Section 11(b), determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares or other Awards or other property, or canceled, forfeited or suspended.

(f) The Committee has the authority to interpret the Plan and any Award or Agreement made under the Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of the Plan, to determine the terms and provisions of any Agreements entered into hereunder (not inconsistent with the Plan), to amend the terms and provisions of any such Agreement (not inconsistent with the Plan) and to make all other determinations necessary or advisable for the administration of the Plan.

(g) The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems desirable. The determinations of the Committee in the administration of the Plan, as described herein will be final, binding and conclusive on all interested parties.

(h) The Committee will maintain and keep adequate records concerning the Plan and concerning its proceedings and act in such form and detail as the Committee may decide.

(i) Except to the extent prohibited by applicable law or regulation, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided, however, the Committee shall not delegate any such authority with respect to any Awards made to a Reporting Person. The Committee may revoke any such allocation or delegation at any time.

(j) The Company and any Affiliate will, to the fullest extent permitted by law, furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and any Affiliate as to an Eligible Individual’s employment, or other provision of services, termination of employment, or cessation of the provision of services, leave of absence, reemployment and compensation will be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefit under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

(k) To the fullest extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

(l) Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed.)

4. SHARES AVAILABLE FOR AWARDS.

(a) Subject to adjustment as provided in Section 4(d), the maximum number of Shares that may be delivered pursuant to Awards granted under the Plan is 5,500,000, and the maximum number of Shares that may be issued under the Plan as Incentive Stock Options is 5,500,000. The number of Shares available for Awards made under the Plan includes an additional 4,000,000 Shares added to the Plan in 2009. No Participant receiving an Award will be granted: (i) Options or SARs with respect to more than 400,000 Shares during any fiscal year; (ii) a Performance Award (denominated in Shares) which could result in such Participant receiving more than 250,000 Shares for each full or partial fiscal year of the Company contained in the performance period of such Performance Award, provided, however, that, if any other Performance Awards are outstanding for the Participant for a given year, such Share limitation shall be reduced for each such year by the Shares that could be received by the Participant under all such Performance Awards, divided, for each such Performance Award, by the number of full or partial fiscal years of the Company contained in the performance period of each such outstanding Performance Award; or (iii) a Performance Award (denominated in cash) which could result in such Participant receiving more than $1,750,000.00 for each full or partial fiscal year of the Company contained in the performance period of such Performance Award, provided, however, that, if any other such Performance Awards are outstanding for such Participant for a given year, such dollar limitation shall be reduced for each such year by the amount that could be received by the Participant under all such Performance Awards, divided, for each such Performance Award, by the number of full or partial fiscal years of the Company contained in the performance period of each such outstanding Performance Award. The foregoing limitations are subject to adjustment as provided in this Section 4, but only to the extent that any such adjustment will not affect the status of: (1) any Award intended to qualify as performance-based compensation under Section 162(m) of the Code; or (2) any Award intended to qualify as an Incentive Stock Option.

The following is an example of the application of the foregoing paragraph. If a Participant receives the following Share-based Performance Awards, then the Award made for 2009 will need to be reduced, or the vesting period extended, to prevent the possibility that more than 250,000 Shares will vest for 2009.

Award		Number of	Vesting Per	Shares vest	Shares vest	Shares vest
Year	Performance Period	Shares	Year	2008	2009	2010

2007	1/1/07 to 12/31/09	250,000	one-third	83,333	83,334
2008	1/1/08 to 12/31/09	250,000	one-half	125,000	125,000
2009	1/1/09 to 12/31/10	250,000	one-half		125,000	125,000

(b) Shares to be issued under the Plan may be made available from authorized but unissued Stock, Stock held by the Company in its treasury, or Stock purchased by the Company on the open market or otherwise. During the term of the Plan, the Company will at all times reserve and keep available the number of shares of Stock that are sufficient to satisfy the requirements of the Plan.

(c) Any Shares covered by an Award that terminates, lapses or is forfeited or cancelled, or an Award that is otherwise settled without the delivery of the full number of Shares underlying the Award, shall, to the extent of any such forfeiture, termination, lapse, cancellation, etc., again be available for issuance under the Plan.

(d) In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), or otherwise affects the Stock, then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (i) the number and type of shares of Stock (or other securities or property) which thereafter may be made the subject of Awards, including the individual limits set forth in Section 4(a); provided, however, that with respect to such individual limits in Section 4(a), an adjustment will not be made unless such adjustment can be made in a manner that satisfies the requirement of Section 162(m) of the Code; (ii) the number and type of shares of Stock (or other securities or property) subject to outstanding Awards; (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award shall always be a whole number; and (iv) other value determinations applicable to outstanding Awards. The Committee’s adjustment shall be effective and binding for all purposes of this Plan; provided, that no adjustment shall be made which will cause an Incentive Stock Option to lose its status as such, and further provided that no such adjustment shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Code Section 409A within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E). Furthermore, no adjustment as the result of a change in capitalization shall cause the exercise price to be less than the Fair Market Value of such Shares (as adjusted to reflect the change in capitalization) on the date of grant, and any adjustment as the result of the substitution of a new stock right or the assumption of an outstanding stock right pursuant to a corporate transaction shall satisfy the conditions described in Treas. Reg. Section 1.409A-1(b)(5)(v)(D).

5. ELIGIBILITY. All Eligible Individuals are eligible to participate in this Plan and receive Awards hereunder. Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are eligible to receive Substitute Awards hereunder.

6. OPTIONS AND SARS. The Committee is hereby authorized to grant Options and SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines and sets forth in the Award Agreement:

(a) The exercise price per Share under an Option or SAR will be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option or SAR. The Committee shall not have the authority to reprice Options or SARS to reduce the exercise price without first obtaining shareholder approval for such repricing.

(b) The term of each Option will be fixed by the Committee and the effect thereon, if any, of the Separation from Service of the Participant will be determined by the Committee and set forth in the applicable Agreement. The Agreement will contain the terms of the Award, including, but not limited to: (i) the number of Shares that may be issued upon exercise of an Option or number of SARs subject to an Award; (ii) the exercise price of each Option or SAR; (iii) the term of the Option or SAR; (iv) such terms and conditions on the vesting and/or exercisability of an Option or SAR as may be determined by the Committee; (v) any restrictions on transfer of the Option or SAR and forfeiture provisions; and (vi) such further terms and conditions, in each case, not inconsistent with this Plan as may be determined from time to time by the Committee.

(c) Subject to the terms of the Plan and the related Agreement, any Option or SAR may be exercised at any time during the period commencing with either the date that Option or SAR is granted or the first date permitted under a vesting schedule established by the Committee and ending with the expiration date of the Option or SAR. A Participant may exercise his Option or SAR for all or part of the number of Shares or rights which he is eligible to exercise under terms of the Option or SAR. The Committee will determine the method or methods by which, and the form or forms in which, including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price of an Option, payment of the exercise price with respect thereto may be made or deemed to have been made.

(d) Unless otherwise revised in the Award Agreement documenting an Option or SAR Award, the following general rules will apply to outstanding Option and SAR Awards designated as Stock-Only SARs (“SOSARs”) at the time of Separation from Service:

(i) In the event of Separation from Service for cause (as determined by the Company), then all outstanding Option and SOSAR Awards, and any cash-based SAR Awards, whether vested or unvested, will immediately terminate and be forfeited.

(ii) In the event of Separation from Service due to death or Retirement of the Participant while employed by the Company or any of its subsidiaries, or the termination of service of the Participant due to Disability (whether or not a Separation from Service), then an amount of unvested Options or SOSARs shall vest equal to a percentage, the numerator of which equals the number of days that has elapsed as of the date of death or Retirement or the date on which such Disability commenced (such date to be determined by the Committee in its sole discretion) in the vesting restriction period for each applicable vesting tranche, and the denominator of which equals the total number of days in each such applicable vesting period, rounded down to the nearest whole Share. For example, if a Participant holds a SOSAR Award for 12,000 shares vesting one-third in each year, and Retires on July 31 of the second year of the vesting period, such Participant will have previously vested in 4,000 shares with respect to the first one-third tranche, and will vest in 3,161 Shares with respect to the second one-third tranche (4,000 Shares times 577/730), and 2,107 Shares with respect to the third one-third tranche (4,000 Shares times 577/1,095). Such vested Options and SOSARs, together with all other vested and unexercised Options and SOSARs may be exercised by the Participant, or his or her beneficiaries, for three years following the date of death, Disability or Retirement, or, if shorter, until the end of the term of a particular Option or SOSAR as established in the Award Agreement.

(iii) In all other events of Separation from Service, the Participant shall have a period of ninety (90) days following such Separation from Service (or, if shorter, until the end of the term of a particular Option or SOSAR as established in the original Award Agreement) to exercise any vested and unexercised Options and SARs then outstanding; all unvested Option and SAR Awards shall immediately terminate and be forfeited.

(e) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. No Incentive Stock Option shall be granted to any Eligible Individual who is not an employee of the Company or a Subsidiary. Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as “incentive stock options” (and will be deemed to be Non-Qualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of Shares (determined as of the date of grant) with respect to such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000.00, taking Options into account in the order in which they were granted or (ii) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

7. RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS. The Committee is hereby authorized to grant Awards of Restricted Stock and/or Restricted Stock Units to Eligible Individuals.

(a) The Awards granted under this Section 7 are subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock Awards or the right to receive any dividend, other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Such Awards will be evidenced by an Agreement containing the terms of the Awards, including, but not limited to: (i) the number of Shares of Restricted Stock or Restricted Stock Units subject to such Award; (ii) the purchase price, if any, of the Shares of Restricted Stock or Restricted Stock Units and the means of payment for the Shares of Restricted Stock or Restricted Stock Units; (iii) the performance criteria, if any, and level of achievement in relation to the criteria that shall determine the number of Shares of Restricted Stock or Restricted Stock Units granted, issued, retainable and/or vested; provided, however, that any such performance criteria shall be selected from the criteria set forth in Section 9(b) to the extent the Committee determines that the Award needs to comply with Section 162(m) of the Code; (iv) such terms and conditions of the grant, issuance, vesting and/or forfeiture of the Restricted Stock or Restricted Stock Units as may be determined from time to time by the Committee; (v) restrictions on transferability of the Restricted Stock or Restricted Stock Units; and (vi) such further terms and conditions, in each case, not inconsistent with this Plan as may be determined from time to time by the Committee.

(b) Without limiting the foregoing, and except as otherwise revised in the Award Agreement documenting a service-based Restricted Stock Unit Award (“RSUs”), the following general rules will apply to outstanding RSUs at the time of Separation from Service:

(i) In the event of Separation from Service for cause (as determined by the Company), all outstanding RSUs will immediately terminate and be forfeited.

(ii) In the event of Separation from Service due to death or Retirement of the Participant while employed by the Company or any of its subsidiaries, or the termination of service of the Participant due to Disability (whether or not a Separation from Service), then an amount of unvested RSUs shall vest equal to a percentage, the numerator of which equals the number of days that has elapsed as of the date of death or Retirement or the date on which such Disability commenced (such date to be determined by the Committee in its sole discretion) in the vesting restriction period for each applicable vesting tranche, and the denominator of which equals the total number of days in each such vesting restriction period, rounded down to the nearest whole Share. For example, if a Participant holds RSUs for 12,000 shares with lapse of the restrictions occurring as to one-third of the Shares in each year, and Retires on July 31 of the second year of the restriction period, the restrictions with respect to the first tranche of 4,000 shares will have lapsed previously, and restrictions will lapse as to 3,161 Shares with respect to the second one-third tranche (4,000 Shares times 577/730), and 2,107 Shares with respect to the third one-third tranche (4,000 Shares times 577/1,095) at Retirement. All vested RSUs will be paid in accordance with the payment provisions set forth in Section 7(d) of this Plan.

(iii) In all other events of Separation from Service, to the extent not previously paid, the Participant shall be paid any vested RSUs in accordance with the payment provisions of Section 7(d), and all unvested RSUs shall immediately terminate and be forfeited.

(c) Any Award of Restricted Stock or Restricted Stock Units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate will be registered in the name of the Participant and bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares.

(d) Restricted Stock and Restricted Stock Unit Awards shall (subject to satisfaction of any purchase price requirement) be transferred or paid to the Participant as soon as practicable following the Award date or the termination of the vesting or other restrictions set forth in the Plan or the Agreement and the satisfaction of any and all other conditions of the Award applicable to such Restricted Stock or Restricted Stock Unit Award (the “Restriction End Date”), but in no event later than two and one-half (2 1/2) months following the end of the calendar year that includes the later of the Award date or the Restriction End Date, as the case may be. In the event a Participant terminates service with the Company due to a Disability, then the Participant’s vested Restricted Stock Units shall be paid to the Participant within thirty (30) days of the Participant’s qualification for long-term disability under the Company’s long-term disability plan or policy, or the Committee’s determination of Disability, as the case may be. Notwithstanding any of the foregoing, to the extent that the provisions of Section 7(b) hereof or the provisions of any Award Agreement for Restricted Stock Units require, distributions of Stock under circumstances that constitute a “deferral of compensation” shall conform to the applicable requirements of Section 409A of the Code, including, without limitation, the requirement that a distribution to a Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) which is made on account of the specified employee’s Separation from Service shall not be made before the date which is six (6) months after the date of Separation from Service.

8. STOCK AWARDS AND OTHER STOCK-BASED AWARDS.

(a) Stock Awards. The Committee is hereby authorized to grant Stock Awards to Eligible Individuals. Stock Awards may be issued by the Committee in addition to, or in tandem with, other Awards granted under this Plan, and may be issued in lieu of any cash compensation or fees for services to the Company as the Committee, in its discretion, determines or authorizes. Stock Awards shall be evidenced by an Agreement or in such other manner as the Committee may deem necessary or appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Stock Award, such certificate will be registered in the name of the Participant.

(b) Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock (including, without limitation, securities convertible into Stock) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee will determine the terms and conditions of such Awards and set forth such terms and conditions in an Agreement related to such Award. Shares or other securities delivered pursuant to a purchase right granted under this Section 8(b) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, as the Committee determines, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(c) Stock Awards and Other Stock-Based Awards shall be transferred or paid to the Participant as soon as practicable following the Award date and the satisfaction of any and all other conditions of the Agreement applicable to such Stock Award or Other Stock-Based Award (the “Satisfaction Date”), but in no event later than two and one-half (2 1/2) months following the end of the calendar year that includes the later of the Award date or the Satisfaction Date, as the case may be.

9. PERFORMANCE AWARDS.

(a) The Committee is hereby authorized to grant Performance Awards to Eligible Individuals. Unless otherwise determined by the Committee, such Awards will be evidenced by an Agreement containing the terms of such Awards, including, but not limited to, the performance criteria and such terms and conditions as may be determined from time to time by the Committee, in each case, not inconsistent with this Plan.

(b) For Awards intended to be performance-based compensation under Section 162(m) of the Code, Performance Awards shall be conditioned upon the achievement of pre-established goal(s) relating to one or more of the following performance measures established within 90 days after the beginning of the performance period as determined in writing by the Committee and subject to such modifications as specified by the Committee: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization or some variation thereof or earnings targets that eliminate earnings from non-core sources, such as gains from pension assets and timberland sales); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt, net debt, debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record; stock price; return on equity; total shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification and other non-financial operating and management performance objectives. To the extent consistent with Section 162(m) of the Code, the Committee may determine that certain adjustments apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareholders for the applicable year. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.

(c) For Awards intended to be performance-based compensation under Section 162(m) of the Code, performance goal(s) relating to the performance measures set forth above shall be pre-established by the Committee, and achievement thereof certified in writing prior to payment of the Award, as required by Section 162(m) and regulations promulgated thereunder. In addition to establishing minimum performance goal(s) below which no compensation shall be payable pursuant to a Performance Award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goal(s) have been achieved.

(d) The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Performance Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may retain the discretion to reduce the amount of any Performance Award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. The Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

(e) Performance Awards shall be transferred or paid to the Participant as soon as practicable following the termination of the vesting or other restrictions set forth in the Plan or the Agreement and the satisfaction of any and all other conditions of the Agreement applicable to such Performance Award (the “Performance End Date”), but in no event later than two and one-half (2 1/2) months following the end of the calendar year that includes the Performance End Date.

10. DURATION. The Plan became effective on the Original Effective Date. No Award may be granted under the Plan after the tenth anniversary of the date at which this Plan is approved by shareholders of the Company in 2009. However, unless otherwise expressly provided in the Plan or in an applicable Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to administer the Plan and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

11. AMENDMENT, MODIFICATION AND TERMINATION.

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without: (i) shareholder approval if such approval is necessary to comply with any tax, legal or regulatory (including, for this purpose, the rules of any national securities exchange(s) on which the Stock is then listed) requirement for which or with which the Board deems it necessary or desirable to qualify or comply; or (ii) the consent of the affected Participant, if such action would adversely affect any material rights of such Participant under any outstanding Award. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary: (i) to conform the provisions of the Plan with Section 409A of the Code regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan; and (ii) to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder or beneficiary of an Award, provided, however, that no such action shall impair any material rights of a Participant or holder or beneficiary under any Award theretofore granted under the Plan. The Committee may, in its discretion, vest part or all of a Participant’s Award that would otherwise be forfeited; provided that, in the case of a Restricted Stock Unit Award, Stock Award, Other Stock-Based Award or Performance Award, distribution thereof to the Participant shall be made no later than two and one-half (2 1/2) months following the end of the calendar year in which such vesting occurs. Notwithstanding the foregoing, no waiver, amendment, alteration, suspension, discontinuation or termination of the Award by the Committee shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation, within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(C), or an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Code Section 409A within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E). Furthermore, in no event may the Committee exchange Awards previously granted for Awards of a different type.

(c) With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend, or otherwise modify, without Board or shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law; provided that such amendment or other modification shall not, without the approval of the shareholders of the Company, increase the total number of Shares reserved for purposes of the Plan, expand the class of Eligible Individuals who may receive Awards under the Plan, add a new type of Award to the Plan or make other changes that would require the approval of the shareholders of the Company under the rules of the national securities exchange(s) on which the Company’s Stock is then listed.

(d) The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, an event affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles), whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, subject, with respect to Awards intended to meet the requirements of Section 162(m) of the Code, compliance with the provisions of Section 162(m).

(e) In connection with an event described in Section 4(d) or such other events as determined by the Committee and set forth in an Award Agreement, the Committee may, in its discretion: (i) cancel any or all outstanding Awards under the Plan in consideration for payment to the holder of each such cancelled Award of an amount equal to the portion of the consideration that would have been payable to such holder pursuant to such transaction if such Award had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the exercise price, if any, that would have been payable therefore; or (ii) if the net amount referred to in clause (i) would be negative, cancel such Award for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash and/or securities or other property in the Committee’s discretion. Such payment shall be made as soon as practicable, but in no event later than two and one-half (2 1/2) months following the end of the calendar year in which the Committee exercises its discretion to make payment as aforesaid.

12. MISCELLANEOUS.

(a) Nothing in the Plan or in any Agreement confers upon any Eligible Individual who is a Participant the right to continue in the service or employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate or modify the employment or provision of service of the Participant with or without cause.

(b) The Company has the right to withhold from any payment of cash or Stock to a Participant or other person under the Plan an amount sufficient to cover any required withholding taxes, including the Participant’s social security and Medicare taxes (FICA) and federal, state, local income tax or such other applicable taxes (“Taxes”) with respect to income arising from payment of the Award. The Company may require the payment of any Taxes before issuing any Stock pursuant to the Award. The Committee may, if it deems appropriate in the case of a Participant, withhold such Taxes through a reduction of the number of Shares delivered to such individual, or allow the Participant to elect to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the Taxes with respect to income arising from payment of the Award, through a reduction of the number of Shares delivered to such individual or a subsequent return to the Company of Shares held by the Participant, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws.

(c) Awards received by a Participant under this Plan are not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement, or unless the Committee so determines. No provision of the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, including incentive arrangements providing for the issuance of options and stock, and awards that do not qualify under Section 162(m) of the Code, and such arrangements may be generally applicable or applicable only in specific cases.

(d) Except as the Committee may otherwise determine from time to time: (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; and provided, further, however, that in no event shall the Committee authorize any assignment, alienation, sale, or other transfer under this paragraph that would provide a Participant or beneficiary with the opportunity to receive consideration from a third party; (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) This Plan is unfunded and the Company is not required to segregate any assets that may at any time be represented by Awards under this Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor. To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(f) Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the applicable Agreement. Except as may be required by law, neither the Company nor any member or former member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(i) hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, under this Plan.

(g) No certificate for Shares distributable pursuant to this Plan will be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of Section 409A of the Code, applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the national securities exchange(s) on which the Company’s Stock may, at such time, be listed.

(h) To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its conflict of law provisions.

(i) In the event that any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(j) No fractional shares shall be issued or delivered pursuant to this Plan or any Agreement, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

Pursuant to authority granted to William T. Yanavitch II, Vice President of Human Resources and Administration, in resolutions of the Board of Directors dated March 4, 2009, the foregoing Amended and Restated Long-Term Incentive Plan is adopted by the Board the 4th day of March, 2009, to be effective as of the date this amended and restated Long-Term Incentive Plan is approved by the Company’s shareholders, which is expected to occur on April 29, 2009.

P. H. GLATFELTER COMPANY

By:	/s/ William T. Yanavitch II
William T. Yanavitch II,
Vice President of Human Resources and
Administration

PROXY

P. H. GLATFELTER COMPANY

YORK, PENNSYLVANIA

(Continued and to be signed on reverse side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲

From the South:
Take I-83 North to Exit 15 (Old Exit 5) S. George Street - Business 83. Turn left at first traffic light. Follow Country Club Road to Richland Avenue to Market Street. Turn left on Market Street to York Fair Grounds.

From the West:
Take Route 462 (W. Market Street) from Route 30. Follow Market Street to Highland Avenue. Turn left on Highland Avenue and continue to Bannister. Turn right to Carlisle Avenue. Turn right to York Fair Grounds.

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

43134

PROXY P. H. GLATFELTER COMPANY YORK, PENNSYLVANIA PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 29, 2009, 10:00 A. M. The undersigned shareholders of P. H.G latfelter Company hereby appoints J. Robert Hall and Richard C. Ill, each oft hem, attorneys andp o r xies, with power of substitution in each of them, tov ote and act for and on behalf of the undersigned at the annual meeti ng ofs harehold ers of the Company to be held at the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania int he Pennsylvania Room, on Wednesday, April 29, 2009, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and n i their discretion upon such other business as may come before the meeting and hereby ratifies and confirms all th at said attorneys and proxies may do or causet o be done by virtue hereof. When properly executed, this proxy wil be voted as directed herein. It is agreed that, if no direction is given or directed on th e other side of this proxy card, said attorneys and proxies are appointed WITH authority to vote FOR the election ofe ach of the directors listed, FOR Proposal 2 and FOR Proposal 3. ( P LEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE) (Continued and to be signed on reverse side) BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 M ( ark t h e corresponding box on th e reverse side) SOUTH HACKENSACK, NJ 07606-9 250 FOLD AND DETACH HERE Driving Instructio ns to the York Expo Center, 334 Carlisle Avenue, York, Pennsylvania From theS outh: Take I-8 3 North to Exit 15 (Old Exit 5) S. George Street — Business 83. Turn left at first traffic light. Follow Country Club Road o t Richland Avenuet o Market Street. Turn lefto n Market Str eet to York Fair Grounds. From theN orth : Take I-8 3 to Exit 22 (Old Exit 10) N. George Street. At fir st traffic light, take Route 30 West to Carlisle Avenue (Rte.74) exit. Turn left on Carlisle Avenue to York Fair Grounds. From theE ast: Take Route3 0 West to Carlisle Avenue (Rte. 74) exit. Turn left on Carlisle Avenue to York Fair Grounds. From theW est: Take Route4 62 (W. MarketS treet) from Route 30. Follow Market Street to Highland Avenue. T urn left on Highland Avenue and continue to Bannister. Turn right to Carlisle Avenue. T urn right to York Fair Grounds. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 29, 2009. P. H. Gla t f elterC ompany’sP roxy Statementf or the 2009 Annual Meeting of Shareholders and the Annual Report for the year ended December 31, 2008, are availa ble via the Internet at www.glatfelter.com/Files/about_us/investor_relations/2009Proxy.pdf and www.g latf elter.com/Fil es/about_us/i nvestor_relations/2008Annualreport.pdf. Choose MLinkSM forf ast, easy and secure 24/7 onlin e access to your future proxy materials, investment plan statements, tax documents and more. Sim ply lo g on to Investor ServiceDirect® at www.bnymel on.com/shareowner/isd where step-by-step instructions will prompty ou through enrollment. 43134

VOTE FOR all nominees listed at right, except as indicated below VOTE WITHHELD for all nominees *EXCEPTIONS (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE FOLLOWING DIRECTORS PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE Term expiring in 2010 01 George H. Glatfelter II 02 Ronald J. Naples 03 Richard L. Smoot Proposition 1: Election of Directors FOR AGAINST ABSTAIN Please mark your votes as indicated in this example X THE BOARD OF DIRECTORS RECOMMENDS VOTING ‘FOR’ THE FOLLOWING PROPOSALS Proposition 2: Approval of an increase in the number of shares available for awards under the Company’s Amended and Restated Long-Term Incentive Plan and approval of the Amended and Restated Long- Term Incentive Plan, for purposes of complying with Section 162(m) of the Internal Revenue Code, as described in summary in the accompanying Proxy Statement and included as Appendix A to the Proxy Statement. Proposition 3: Ratification of Deloitte & Touche LLP as independent registered public accounting firm. I will attend in person RSVP We request that you advise us of your intention to attend the annual meeting in person so that we can make arrangements for suitable accommodations. (Your failure to advise us of your intentions will not prevent you from attending the meeting in person.) FOLD AND DETACH HERE Mark Here for Address Change or Comments SEE REVERSE I will attend in person Signature Date Signature Date IF HELD JOINTLY Note: Signature should be the same as the name printed above. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their title when signing. P. H. Glatfelter Company